Exhibit 10.1

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

LICENSE AND COLLABORATION AGREEMENT

dated as of

September 25, 2018

by and among

NOVARTIS PHARMA AG,

CELLULAR BIOMEDICINE GROUP, INC.,

CELLULAR BIOMEDICINE GROUP HK LTD.

CELLULAR BIOMEDICINE GROUP (WUXI) LTD.
(西比曼生物科技（无锡）有限公司),

CELLULAR BIOMEDICINE GROUP (SHANGHAI) LTD.
(西比曼生物科技（上海）有限公司),

and

SHANGHAI CELLULAR BIOPHARMACEUTICAL GROUP LTD.
(上海赛比曼生物科技有限公司)

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

TABLE OF CONTENTS

Page

1	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	2
1.2	Interpretation	18
2	LICENSES	19
2.1	License Grants to CBMG	19
2.2	License Grants to Novartis	20
2.3	Sublicenses; Subcontracting	20
2.4	No Other Rights	20
2.5	Exclusivity; Right of First Negotiation	21
2.6	Certain Terms of Novartis Third Party Agreements	21
3	GOVERNANCE	22
3.1	Alliance Managers	22
3.2	Joint Oversight Committee	22
3.3	Meetings of the Joint Oversight Committee	23
3.4	Sub-Committees	23
4	DISCLOSURE OF KNOW-HOW AND COOPERATION	23
4.1	Disclosure of Know-How	23
4.2	Cooperation	24
5	DEVELOPMENT	24
5.1	Development Generally	24
5.2	Development Plan and Development Budget	24
5.3	Development Activities	24
5.4	Additional CBMG Development Obligations	24
5.5	Development Costs	25
6	REGULATORY	26
6.1	Novartis Responsibility	26
6.2	CBMG Support	27
6.3	Ownership of Regulatory Documentation	27
6.4	Communication with Regulatory Authorities	27
7	MANUFACTURE	27
7.1	Manufacturing and Supply Agreement	27
7.2	Quality	27
7.3	Costs	28
8	COMMERCIALIZATION	28
8.1	Commercialization	28
8.2	Pharmacovigilance	28

9	FINANCIAL PROVISIONS	28
9.1	Collaboration Payments; Product Price	28
9.2	No Projections	29
10	PAYMENT TERMS AND REPORTS	30
10.1	Payment Terms	30
10.2	Currency; Payment Approval	30
10.3	Tax Matters	30
10.4	Permits to Make Payments; Blocked Payments	30
10.5	Records and Audit Rights	31
11	INTELLECTUAL PROPERTY	32
11.1	Ownership	32
11.2	Prosecution and Maintenance	33
11.3	Enforcement	34
11.4	Defense	35
11.5	Recovery	35
11.6	Trademarks	35
11.7	Patent Extensions	35
12	CONFIDENTIALITY	36
12.1	Duty of Confidence	36
12.2	Exceptions	36
12.3	Authorized Disclosures	37
12.4	Terms of this Agreement	37
12.5	Trade Secrets	38
13	TERM AND TERMINATION	39
13.1	Term	39
13.2	Termination for Breach	39
13.3	Termination by Novartis for Change in Applicable Law or Action of a Governmental Entity	40
13.4	Termination by Novartis for Material Safety Issue	40
13.5	Termination by Novartis for Failure to Obtain Required PRC Approvals for DLBCL	40
13.6	Termination by Novartis for Failure to Execute Ancillary Agreements	40
13.7	Termination by Novartis for Quality Audit Failure	41
13.8	Termination by Novartis for Failure to Finalize Tech Transfer Work Plans	41
13.9	Termination by Novartis for Expiration or Termination of an Ancillary Agreement	41
13.1	Termination by Novartis for Change of Control	41
13.11	Termination by Novartis for Third Party Necessary Patent Rights	41
13.12	Termination by Novartis for Termination or Diminishment of License under Novartis Third Party Agreement	41
13.13	Termination by Novartis for Loss of Market Share	41

13.14	Termination by Novartis for Non-Viability of Product Commercialization	41
13.15	Termination by Novartis for Divestiture of the Product	42
13.16	Termination by Novartis for Wind-Down of Product-Related Activities	42
13.17	Termination for Insolvency	42
14	EFFECTS OF EXPIRATION OR TERMINATION	42
14.1	Effects of Expiration or Termination	42
14.2	Survival	43
14.3	Accrued Obligations	43
14.4	Termination Not Sole Remedy	43
15	REPRESENTATIONS, WARRANTIES, AND COVENANTS	44
15.1	Representations and Warranties by CBMG	44
15.2	Representations and Warranties by Novartis	48
15.3	Mutual Covenants	50
15.4	Covenants by CBMG	51
15.5	No Other Warranties	52
16	INDEMNIFICATION AND LIABILITY	53
16.1	Indemnification by CBMG	53
16.2	Indemnification by Novartis	53
16.3	Indemnification Procedure	54
16.4	Special, Indirect, and Other Losses	55
16.5	No Exclusion	55
17	PUBLICATIONS AND PUBLICITY	56
17.1	Use of Names	56
17.2	Press Releases and Publicity Related to this Agreement	56
17.3	Public Disclosures and Publications Related to the Product	56
17.4	Disclosures Required By Law	56
18	MISCELLANEOUS	57
18.1	Fees and Expenses	57
18.2	Notices	57
18.3	Entire Agreement	58
18.4	Severability	58
18.5	Assignment; Binding Effect	58
18.6	Headings	58
18.7	Waiver and Amendment	59
18.8	Third Party Beneficiaries	59
18.9	Specific Performance and Other Equitable Relief	59
18.10	Negotiation of Agreement	59
18.11	Choice of Law	60
18.12	Arbitration	60
18.13	Waiver of Jury Trial	61
18.14	Performance by Affiliates	61
18.15	Counterparts; Electronic Signatures	61

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

Exhibits

Exhibit A:                    CBMG Patents
Exhibit B:
Clinical Development Plan
Exhibit C:                    Knowledge of CBMG
Exhibit D                     Required PRC Approvals
Exhibit E:                    Manufacturing and Supply Agreement Terms
Exhibit F:                    Form of Invoice

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of September 25, 2018 (the “Effective Date”), by and between Novartis Pharma AG, a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, having its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”), Cellular Biomedicine Group, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014, USA (“CBMG Parent”), Cellular Biomedicine Group HK Ltd., a company organized and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, whose registered office is at Unit 402, 4th Floor, Fairmont House, No 8, Cotton Tree Drive, Admiralty, Hong Kong (“CBMG HK”), Cellular Biomedicine Group (Wuxi) Ltd. (西比曼生物科技（无锡）有限公司), a company organized and existing under the laws of the PRC whose legal address is located at 1699 Huishan Boulevard, Room 1103, Huishan High Tech Park, Wuxi, China (“CBMG Wuxi”), Cellular Biomedicine Group Ltd. (Shanghai) Ltd. (西比曼生物科技（上海）有限公司), a company organized and existing under the laws of the PRC whose legal address is located at 333 Guiping Road, Building No.1 F6, Xuhui District, Shanghai, China (“CBMG Shanghai”), and Shanghai Cellular Biopharmaceutical Group Ltd. (上海赛比曼生物科技有限公司), a company organized and existing under the laws of the PRC, whose legal address is located at 85 Faladi Road, Building No.3, China (Shanghai) Pilot Free Trade Zone, Shanghai, China (“Shanghai Cellular”) (CBMG HK, CBMG Wuxi, CBMG Shanghai, and Shanghai Cellular, collectively, the “CBMG Subsidiaries”) (the CBMG Subsidiaries, together with CBMG Parent, “CBMG”). Novartis, CBMG Parent, and CBMG Subsidiaries are each referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, CBMG and Novartis desire to enter into a collaboration under which CBMG will become Novartis’s collaboration partner and manufacturer of the Product in the Territory (as such terms are defined below);

WHEREAS, CBMG will manufacture and supply the Product in the Territory for use by Novartis, its Affiliates, and its designees in the Territory, on the terms and conditions set forth in this Agreement and the Ancillary Agreements (as such terms are defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, CBMG and Novartis are entering into that certain Share Purchase Agreement, pursuant to which Novartis will purchase from CBMG Parent, and CBMG Parent will sell to Novartis, a certain number of shares of CBMG’s common stock, par value $.001 per share (the “Share Purchase Agreement”); and

WHEREAS, subject to the terms of this Agreement, each Party is relying on the other Party with regard to its satisfaction of all legal, regulatory, contractual, and other obligations, and each Party will act independently in accordance with this Agreement and all Applicable Laws.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, obligations, and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions.

  When used in this Agreement, except as otherwise expressly provided herein, the following terms shall have the meanings set forth or referenced below.

“Accounting Standards” means, with respect to Novartis, IFRS and, with respect to CBMG, GAAP, in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

“Action” means any action, suit, arbitration, or other proceeding, whether civil, criminal, or administrative, at law or in equity by or before any Governmental Entity.

“Additional Indication” means any Indication other than the Initial Indications.

“Additional Indication Clinical Development Costs” means Clinical Development Costs incurred by or on behalf of the Parties in connection with the Development of the Product for an Additional Indication in the Territory.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person (including any PRC domestic capital companies not controlled through ownership of Equity Securities but through contracts under a VIE structure). The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alliance Manager” has the meaning set forth in Section 3.1.

“Ancillary Agreements” means the Manufacturing and Supply Agreement, the Share Purchase Agreement, the Pharmacovigilance Agreement, and any other agreements entered into by Novartis and CBMG or their respective Affiliates in connection with this Agreement.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Anti-Corruption Laws” has the meaning set forth in the definition of “Applicable Law.”

“Applicable Law” means, individually and collectively, any federal, state, local, national, and supra-national laws, treaties, statutes, ordinances, rules, and regulations, including any rules, regulations, guidance, guidelines, circulars, officially announced policies of any Governmental Entity(ies), and requirements of any national securities exchange or securities listing organization having the binding effect of law, including: (a) those in effect in the Territory (“Applicable PRC Law”); (b) cGCP, cGLP, and cGMP; and (c) those concerning bribery, corruption, or illegal payments and gratuities, including the United States Foreign Corrupt Practices Act, the Hong Kong Prevention of Bribery Ordinance, the UK Bribery Act 2010, the PRC Criminal Law, the PRC Unfair Competition Law, the Interim Regulations on Prohibition of Commercial Bribery issued by the SAIC, and any Applicable PRC Laws similar to any of the foregoing (“Anti-Corruption Laws”).

“Applicable PRC Law” has the meaning set forth in the definition of “Applicable Law.”

“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined immediately prior to the closing of such Change of Control or the entry into a definitive agreement providing for a transaction or series of transactions that would constitute a Change of Control, as applicable.

“Aggregate Deferral Amount” has the meaning set forth in Section 5.5(c)(i)(B).

“Arbitrators” has the meaning set forth in Section 18.12(a).

“Audited Party” has the meaning set forth in Section 10.5.

“Auditing Party” has the meaning set forth in Section 10.5.

“Auditor” has the meaning set forth in Section 10.5.

“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Basel, Switzerland, New York, New York, or Shanghai, PRC.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1, except that the first (1st) Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first (1st) to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first (1st) Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“CAPAs” has the meaning set forth in Section 7.2.

“CBMG” has the meaning set forth in the first paragraph of this Agreement.

“CBMG HK” has the meaning set forth in the first paragraph of this Agreement.

“CBMG Background Intellectual Property” means any and all Patent Rights, Know-How, and other intellectual property rights: (a) in existence and Controlled by CBMG or its Affiliates as of the Effective Date; or (b) that arise outside of activities under this Agreement and the Ancillary Agreements and are Controlled by CBMG or its Affiliates after the Effective Date.

“CBMG Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement or any Ancillary Agreement solely by or on behalf of CBMG; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

“CBMG Indemnitees” has the meaning set forth in Section 16.1.

“CBMG Know-How” means any Know-How Controlled by CBMG or any of its Affiliates as of the Effective Date or thereafter during the Term or the term of any Ancillary Agreement, as applicable (including with respect to any CBMG Collaboration Technology and CBMG’s interest in any Joint Collaboration Technology) which is: (a) necessary or useful for the Development, Manufacture, or Commercialization of the Product; or (b) related to CBMG’s serum-free medium or viral vectors.

“CBMG Other CART” means any CART therapy owned or controlled by CBMG other than any CART therapy targeting CD-19.

“CBMG Parent” has the meaning set forth in the first paragraph of this Agreement.

“CBMG Patents” means any Patent Rights Controlled by CBMG or any of its Affiliates as of the Effective Date or thereafter during the Term or the term of any Ancillary Agreement, as applicable (including with respect to any CBMG Collaboration Technology and CBMG’s interest in any Joint Collaboration Technology) which include claims that are: (a) necessary or useful for the Development, Manufacture, or Commercialization of the Product; or (b) related to CBMG’s serum-free medium or viral vectors, including the Patent Rights identified on Exhibit A.

“CBMG Production Costs” has the meaning set forth on Schedule 9.1(e).

“CBMG Shanghai” has the meaning set forth in the first paragraph of this Agreement.

“CBMG Subsidiaries” has the meaning set forth in the first paragraph of this Agreement.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“CBMG Technology” means the CBMG Know-How and the CBMG Patents.

“CBMG Technology Tech Transfer Plan” has the meaning set forth in Section 15.3(a).

“CBMG Trade Secrets” has the meaning set forth in Section 12.5(a).

“CBMG Wuxi” has the meaning set forth in the first paragraph of this Agreement.

“CDA” means that certain Confidentiality Agreement, by and between Novartis and CBMG Parent, dated December 4, 2017.

“cGCP” means the then-current ethical, scientific, and quality standards required by the FDA for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Drug Operation Quality Administrative Standards issued by the SAMR.

“cGLP” means the then-current good laboratory practices as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Non-Clinical Drug Research Quality Administrative Standards issued by the SAMR.

“cGMP” means the then-current good manufacturing practices as required by the FDA under 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Guidelines on Good Manufacturing Practices specific to Advanced Therapy Medicinal Products, or as otherwise required by the SAMR, including under the Quality Administrative Standard for Drug Manufacturing, any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the SAMR, or the appendix thereto for biochemical drugs.

“Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party or its parent company with a Third Party that results in the voting securities of such Party or its parent company outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent company of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions pursuant to which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party or its parent company; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Claim” means any action, cause of action, claim, demand, proceeding, suit, or judgment brought by a Third Party.

“Clinical Development” means any and all pre-clinical and clinical drug or biologic development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or which lead to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, or expanding Regulatory Approval or to the appropriate body for obtaining, supporting, or expanding pricing approval, including all activities related to pharmacokinetic profiling, design, and conduct of Clinical Studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith). “Clinical Development” does not include Technical Development.

“Clinical Development Budget” means the budget for the Parties’ Clinical Development of the Product, which budget is included in the Clinical Development Plan.

“Clinical Development Costs” means the direct costs incurred by or on behalf of a Party or its Affiliates during the Term and pursuant to this Agreement for the Clinical Development of the Product, calculated as the sum of: [***].

“Clinical Development Plan” means the Clinical Development plan, including the Clinical Development Budget, attached as Exhibit B and any amendments thereto, as in effect from time to time in accordance with this Agreement, outlining the goals, activities, timelines, deliverables, allocation of responsibilities between the Parties, and the commitment of resources by the respective Parties with respect to the Clinical Development of the Product for purposes of obtaining Regulatory Approval in the PRC.

“Clinical Study” means a study in humans to obtain information regarding a product which is authorized by the SAMR, the FDA, or other applicable Regulatory Authority, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of the product.

“Collaboration Payment Term” has the meaning set forth in Section 9.1(b).

“Collaboration Technology” means, collectively, the CBMG Collaboration Technology, the Novartis Collaboration Technology, and the Joint Collaboration Technology.

“Combination Product” has the meaning set forth in the definition of “Net Sales.”

“Commercialize” means to market, promote, distribute, import, export, offer to sell, or sell a pharmaceutical or biological product or conduct other commercialization activities, and “Commercialization” means marketing, promoting, distributing, importing, exporting, offering for sale, selling, or other commercialization activities with respect to a pharmaceutical or biological product.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Competing Infringement” has the meaning set forth in Section 11.3(a).

“Competing Product” means any CART therapy targeting CD-19 other than the Product.

“Confidential Information” means any and all confidential or proprietary information and data and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, and commercial information or data, whether communicated in writing or orally or by any other method, which is or has been provided by or on behalf of one (1) Party to the other Party or its designee in connection with this Agreement. “Confidential Information” includes the following, which are transferred, disclosed, or made available by the disclosing Party: confidential and proprietary technical and commercial information, Know-How, amino acid and nucleic acid sequences, biochemical, cell-based, and animal assays, animal models, dosages, dosage schedules, drawings, specifications, models, or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance, or sale(s); experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control, and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions, and techniques, samples, prototypes, formulae, writings of any kind, opinions, or otherwise unwritten data or in the form of computer software or computer programs; biological, chemical, or physical materials provided under this Agreement; and reports provided under this Agreement.

“Contract” means any written contract, agreement, or commitment.

“Control” or “Controlled” means, with respect to any Patent Rights, Know-How, or other intellectual property right, the possession, legal authority, or right (whether by ownership, license, or sublicense, other than by a license, sublicense, or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses, or rights to access and use or disclose such Patent Rights, Know-How, or other intellectual property right as provided for in this Agreement, without paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use.

“Cover,” “Covering,” or “Covered” means, with respect to the Product, that, but for a license granted to a Person under a claim included in a Patent Right, the Development, Manufacture, or Commercialization of the Product by such Person would infringe, or contribute to or induce the infringement of, such claim, or with respect to a patent application, as if such claim was contained in an issued patent.

“Data Protection Laws” means any Applicable Law concerning the protection or processing or both of personal data, including the PRC Constitution, People’s Republic of China General Principles of Civil Law effective January 1, 1987, Opinions of the Supreme People’s Court on Several Issues Concerning the Implementation of the People’s Republic of China General Principles of Civil Law (Trial) effective January 26, 1988, People’s Republic of China Regulations on Employment Services and Employment Management (effective January 1, 2008), People’s Republic of China Tortious Liability Law (effective July 1, 2010), Regulating the Internet Information Service Market Order Several Provisions (effective March 15, 2012), Decision of the Standing Committee of the National People’s Congress on the Strengthening of the Protection of Network Information (effective December 28, 2012), Information Security Technology Guidelines on Personal Information Protection within Information Systems for Public and Commercial Services (effective February 1, 2013), Protection of Personal Information of Telecommunications and Internet Users Provisions (effective September 1, 2013), Amendments to the Consumer Protection Law (effective March 15, 2014), Amendments to the People’s Republic of China Criminal Law (9th set of amendments) (effective November 1, 2015), People’s Republic of China Cyber Security Law (effective June 1, 2017), People’s Republic of China General Provisions of Civil Law (effective October 1, 2017), and other Applicable Laws relating to data protection and privacy.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Deferral Amount” has the meaning set forth in Section 5.5(c)(i)(B).

“Deferral Election” has the meaning set forth in Section 5.5(c)(i)(B).

“Develop” or “Development” means Clinical Development or Technical Development, as the context requires.

“Development Budget” means the Clinical Development Budget or the Technical Development Budget, as the context requires.

“Development Costs” means Clinical Development Costs or Technical Development Costs, as the context requires.

“Development Plan” means the Clinical Development Plan or the Technical Development Plan, as the context requires.

“Dispute” has the meaning set forth in Section 18.12(a).

“DLBCL” means diffuse large B-cell lymphoma.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FDA” means the United States Food and Drug Administration, any successor entity thereto in the United States, or any equivalent entity outside of the United States, as applicable.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“Field” means the treatment, prevention, or diagnosis of all indications in humans.

“Finance Officers” has the meaning set forth in Section 5.5(c).

“First Commercial Sale” means the first commercial sale in an arms’-length transaction of the Product to a Third Party by Novartis or any of its Affiliates in the Territory following receipt of applicable Regulatory Approval of the Product. For clarity, “First Commercial Sale” shall not include any distribution or other sale solely for patient assistance, named patient use, compassionate use, or test marketing programs, or non-registrational studies or similar programs or studies where the Product is supplied without charge or at the actual Manufacturing cost thereof (without allocation of indirect costs or any markup).

“FTE” means a full-time scientific equivalent person (i.e., one (1) fully-dedicated or multiple partially-dedicated employees aggregating to one (1) full-time employee employed or contracted by Novartis or CBMG, or their respective Affiliates, as applicable) based upon a total of [***] working hours per year (taking into account normal vacations, sick days and holidays at the Party they are employed and not being considered working days), undertaken in connection with the conduct of Development in accordance with the Development Plan. For clarity: (a) personnel who directly support Development activities (including data managers and clinical planning managers) shall constitute FTEs; and (b) personnel who do not directly support Development activities (including support functions such as managerial, financial, legal, or business development) shall not constitute FTEs.

“FTE Costs” means the product of: (a) the actual number of FTEs utilized in the Development of the Product in accordance with the Development Plan (including the Development Budget) after the Effective Date, as documented by the applicable Party using a reliable time tracking system; and (b) the FTE Rate.

“FTE Rate” means: (a) with respect to FTEs in the U.S., Switzerland, and the European Union (including, for the avoidance of doubt, the United Kingdom), the rate of [***] during Calendar Year 2018, such amount to be adjusted as of January 1, 2019 and annually thereafter by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, calculated by the Bureau of Labor Statistics of the U.S. and available at https://www.bls.gov/regions/new-england/data/consumerpriceindex_us_table.htm; and (b) with respect to FTEs in the PRC, the rate of [***] during Calendar Year 2018, such amount to be adjusted as of January 1, 2019 and annually thereafter by the percentage increase or decrease, if any, in the China Consumer Price Index – Health Cares, as reported by the National Bureau of Statistics of China and available at http://data.stats.gov.cn/english/easyquery.htm?cn=A01. For the avoidance of doubt, such rate is intended to cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training, and all other general expenses and overhead items. Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate shall be proportionately reduced to reflect such portion of FTEs for such full Calendar Year.

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“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“Generic Version” means, with respect to the Product, a product (including a “biogeneric,” “follow-on biologic,” “follow-on biological medicine or product,” “similar biological medicine or product,” or “biosimilar product”) that is determined by the applicable Regulatory Authority or by Applicable Law to be “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to the Product.

“Governmental Entity” means any federal, state, local or foreign government, regulatory, legislative, or administrative body, or any agency, bureau, board, commission, court, department, tribunal, or other instrumentality thereof, including any Regulatory Authority.

“Healthcare Laws” means all Applicable Laws (including Applicable PRC Laws) that govern the research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, sales, distribution, import, export, or any other use with respect to any product or product candidate, including the FD&C Act; the Public Health Service Act; the federal False Claims Act; the federal Anti-Kickback Statute; the Civil Monetary Penalty Statute; the Stark Law; the Health Insurance Portability and Accountability Act of 1996 (HIPAA); Physicians Payments Sunshine Act (Title XI of Social Security Act); the Medicare Program (Title XVIII of the Social Security Act); the Medicaid Program (Title XIX of the Social Security Act); Federal Sentencing Guidelines for Organizations; the Health Information Technology for Economic and Clinical Health Act (HITECH); the Clinical Laboratories Improvement Act (CLIA); all regulations promulgated or enforced thereunder; and analogous Applicable Law to the foregoing in any jurisdiction.

“ICC” has the meaning set forth in Section 18.12(b).

“IFRS” means International Financial Reporting Standards, the set of accounting standards and interpretations as promulgated by the International Standards Accounting Board and as they may be updated for time to time, as consistently applied.

“IND” means an investigational new drug application, clinical trial application, or similar application or submission for approval to conduct Clinical Studies filed with or submitted to a Regulatory Authority in the Territory in conformance with the requirements of such Regulatory Authority, and any amendments thereto.

“Indemnification Claim Notice” has the meaning set forth in Section 16.3(b).

“Indemnified Party” has the meaning set forth in Section 16.3(b).

“Indemnifying Party” has the meaning set forth in Section 16.3(b).

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“Indemnitee” means a CBMG Indemnitee or a Novartis Indemnitee, as the context requires.

“Indication” means a disease or pathological condition for which clinical results for such disease or condition and a separate MAA or a supplement (or other addition) to an existing MAA is required for the purpose of obtaining Regulatory Approval in the Territory.

“Initial Indications” means DLBCL and pALL.

“Initial Indication Clinical Development Costs” means Clinical Development Costs incurred by or on behalf of the Parties in connection with the Development of the Product for an Initial Indication in the Territory.

“Initial Term” has the meaning set forth in Section 13.1.

“Insolvency Event” means, in relation to either Party or an Affiliate thereof, as the case may be, any one (1) of the following: (a) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days, or withdrawn or terminated prior to the declaration of insolvency of such Party); (b) an administrator, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed in respect of that Party (collectively, the “Receiver”) and that Party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (c) the board of directors or shareholders’ meeting of such Party has passed a resolution to wind up or deregister that Party (or other through a process whereby the business is terminated and assets of such Party are distributed amongst the creditors, equityholders, or investors), or such a resolution shall have been passed, other than a resolution for the solvent reconstruction or reorganization of that Party; (d) a resolution shall have been passed by that Party or that Party’s directors or shareholders to make an application for an administration order or to appoint an administrator, liquidation committee, group, or similar body or Person; (e) that Party makes a general assignment, composition, or arrangement with or for the benefit of all or the majority of that Party’s creditors, or makes, suspends, or threatens to suspend making payments to all or the majority of that Party’s creditors; (f) any distress, execution, sequestration, or other similar process being levied or enforced upon or sued upon against the property or assets of that Party that is not discharged within seven (7) days; (g) that Party cannot repay debts that have fallen due, or its assets are insufficient to pay all of its debts, or it manifestly lacks the ability to repay its debts; or (h) in the case of any Person in the PRC, a Governmental Entity cancels or withdraws any Permit needed for that Party or its Affiliate to operate, or orders the dissolution of such Party or its Affiliate as a result of, or in connection with, any non-compliance with Applicable PRC Law.

“JOC Co-Chairs” has the meaning set forth in Section 3.2(b).

“Joint Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement or any Ancillary Agreement jointly by or on behalf of both Parties; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

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“Joint Oversight Committee” or “JOC” means the committee established under Section 3.2.

“Know-How” means all commercial, technical, scientific, and other know-how and information, biochemical, cellular, and animal assays, animal models, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, and analytical, preclinical, clinical, safety, Manufacturing, and quality control data and know-how, including regulatory data, study designs, and protocols), and materials, in all cases, in written, electronic, or any other form now known or hereafter developed.

“Knowledge” means, with respect to CBMG, the actual knowledge of those Persons listed in Exhibit C after due inquiry.

“Look-Back Date” has the meaning set forth in Section 15.1(e).

“Loss of Market Share” means, with respect the Product in the Territory, that: (a) [***] Generic Versions of the Product has been sold by any Third Party in the Territory; (b) the Net Sales of the Product in any Calendar Quarter are less than [***] as compared with the Net Sales of the Product in the corresponding Calendar Quarter in the immediately preceding Calendar Year (e.g., the fourth (4th) Calendar Quarter of Calendar Year 2018 as compared to the fourth (4th) Calendar Quarter of Calendar Year 2017); or (c) the sale of the Product in the Territory is not Covered by a Valid Claim in the Territory.

“Losses” means any and all liability, damage, loss, cost, or expense of any nature (including reasonable attorneys’ fees and litigation expenses).

“MAA” means an application for the authorization to market the Product in the Territory, as defined by Applicable Law and regulations and filed with the applicable Regulatory Authority.

“Manufacture” or “Manufacturing” means all activities related to the manufacture of a pharmaceutical or biological product, including manufacturing supplies, for Development or Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

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“Manufacturing and Supply Agreement” means a manufacturing and supply agreement to be entered into after the Effective Date that contains the terms and conditions set forth on Exhibit E.

“Margin” has the meaning set forth in Section 9.1(e).

“MOFCOM” means the Ministry of Commerce of the PRC and its local authorized bodies.

“MOST” means the Ministry of Science and Technology of the PRC and its local authorized bodies.

“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or sublicensees, excluding distributors and wholesalers, for any Product sold to Third Parties other than sublicensees in the Territory as determined in accordance with Novartis’s Accounting Standards as consistently applied, less a deduction of [***] for direct expenses related to the sales of the Product, distribution and warehousing expenses, and uncollectible amounts on previously-sold products.

(a) The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

[***]

(b) With respect to the calculation of Net Sales:

             [***]

 “Novartis” has the meaning set forth in the first paragraph of this Agreement.

“Novartis Background Intellectual Property” means any and all Patent Rights, Know-How, and other intellectual property rights: (a) in existence and Controlled by Novartis or its Affiliates as of the Effective Date; or (b) that arise outside of activities under this Agreement and the Ancillary Agreements and are Controlled by Novartis or its Affiliates after the Effective Date.

“Novartis Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement or any Ancillary Agreement solely by or on behalf of Novartis; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

“Novartis Data Protection and Information Security Requirements” means the requirements set forth on Schedule 15.4(c).

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“Novartis Indemnitees” has the meaning set forth in Section 16.2.

“Novartis Know-How” means any Know-How Controlled by Novartis or any of its Affiliates as of the Effective Date or thereafter during the Term or the term of any Ancillary Agreement, as applicable, that is necessary for the Development or Manufacture of the Product.

“Novartis Patents” means any Patent Rights Controlled by Novartis or any of its Affiliates as of the Effective Date or thereafter during the Term or the term of any Ancillary Agreement, as applicable, which include claims that are necessary for the Development or Manufacture of the Product.

“Novartis Technology” means the Novartis Know-How and the Novartis Patents.

“Novartis Third Party Agreements” means any agreement between Novartis or an Affiliate thereof, on the one hand, and a Third Party, on the other hand, which is set forth on Schedule 2.6(b).

“Novartis Trade Secrets” has the meaning set forth in Section 12.5(a).

“Order” means any order, injunction, ruling, writ, judgment, or decree of any Governmental Entity.

“Other Development Expenses” means any expenses incurred for clinical materials, analytical services, or other items, in each case, to the extent provided in the Development Plan.

“Out-of-Pocket Costs” means direct expenses, other than Other Development Expenses, paid or payable to Third Parties which are specifically identifiable and incurred by a Party or its Affiliates for the Development of the Product in accordance with the Development Plan; provided, that such expenses shall have been recorded as income statement items in accordance with such Party’s Accounting Standards and shall not include: (a) any expenses relating to management, human resources, or finance personnel; or (b) any pre-paid amounts, capital expenditures (including amortization thereof), or items intended to be covered by the FTE Rate.

“pALL” means pediatric acute lymphoblastic leukemia.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Patent Extensions” has the meaning set forth in Section 11.7.

“Patent Rights” means all patents and patent applications and all substitutions, divisions, continuations, and continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models, or designs, renewal, or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof.

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“Permit” means all clearances, orders, declarations, approvals, authorizations, qualifications, registrations, filings, certifications, consents, licenses, waivers, and permits required by any Governmental Entity(ies) or under Applicable Law.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust, government, or Regulatory Authority, or any other similar entity.

“Pharmacovigilance Agreement” has the meaning set forth in Section 8.2.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Product” means Novartis’s proprietary CD-19 targeting CART therapy, generically known as tisagenlecleucel.

“Product Marks” has the meaning set forth in Section 11.6.

“Product Price” has the meaning set forth in Section 9.1(e).

“Product Tech Transfer Plan” has the meaning set forth in Section 15.3(a).

“Prohibited Fund” has the meaning set forth in Section 15.1(h)(iv).

“Prohibited Payment” has the meaning set forth in Section 15.1(h)(ii).

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent Right, the preparation, filing, prosecution, and maintenance of such Patent Right, and re-examinations, reissues, and appeals with respect to such Patent Right, together with the initiation or defense of interferences, oppositions, or other similar proceedings with respect to the particular Patent Right, and any appeals therefrom. For clarity, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.

“Quality Audit” has the meaning set forth in Section 7.2.

“Receiver” has the meaning set forth in the definition of “Insolvency Event.”

“Regulatory Approval” means, with respect to the Product in the Territory, all approvals, registrations, licenses, or authorizations from a Regulatory Authority in the Territory that are necessary to market and sell the Product in the Territory.

“Registration Authority” has the meaning set forth in Section 15.3(b).

“Regulatory Documentation” means all: (a) documentation comprising Regulatory Filings, marketing authorizations, Regulatory Approvals, or other Permits for any product or product candidate of CBMG or its Affiliates (or, after the Effective Date, the Product), and including pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. Part 314.420 and any non-U.S. equivalents), and any other reports, records, regulatory correspondence, and other materials relating to Development or Regulatory Approval for any product or product candidate of CBMG or its Affiliates (or, after the Effective Date, the Product), or required to manufacture or commercialize any product or product candidate of CBMG or its Affiliates (or, after the Effective Date, the Product), including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety, and efficacy, and any safety database; and (b) material correspondence and other filings relating to any product or product candidate of CBMG or its Affiliates (or, after the Effective Date, the Product) submitted to or received from any Governmental Entity (including minutes and official contact reports relating to any communications with any Governmental Entity) and relevant supporting documents submitted to or received from Governmental Entities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files.

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“Regulatory Filings” means any submission to a Regulatory Authority of any appropriate regulatory application (including any IND or MAA), including any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.

“Regulatory Requirements” has the meaning set forth in Section 15.1(g)(i).

“Relevant Affiliate” means, as to either of the Parties, and as the context requires, any Affiliate of such Party that is intended to be a signatory to any of the Ancillary Agreements.

“Renewal Term” has the meaning set forth in Section 13.1.

“Representatives” means, as to any Person, such Person’s or its Affiliates’ officers, managers, directors, employees, agents, and advisors (including attorneys, accountants, and financial advisors).

“Required PRC Approvals” means all Permits required for the performance of the Parties’ obligations under this Agreement and the Ancillary Agreements under Applicable PRC Law set forth on Exhibit D.

“Restricted Activities” has the meaning set forth in Section 2.5(b)(ii).

“ROFN Activities” has the meaning set forth in Section 2.5(b)(ii).

“ROFN Notice” has the meaning set forth in Section 2.5(b)(ii).

“Rules” has the meaning set forth in Section 18.12(b).

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local authorized bodies.

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“SAIC” means the former State Administration of Industry and Commerce, now part of SAMR.

“Sales & Collaboration Payment Report” means a written report showing each of: (a) the Net Sales of the Product in the Territory during the reporting period by Novartis and its Affiliates and sublicensees; and (b) the collaboration payments payable, in USD, which shall have accrued under this Agreement with respect to such Net Sales.

“SAMR” means the State Administration of Market Regulation, the Chinese regulatory body in which the former China Food and Drug Administration and SAIC functions have been merged following a restructuring, and, where the context permits, including a reference to the new State Drug Administration, and their local authorized bodies.

“Senior Officers” means, with respect to Novartis, CEO, Oncology Business Unit or his/her designee and, with respect to CBMG, CEO or his/her designee.

“Shanghai Cellular” has the meaning set forth in the first paragraph of this Agreement.

“Share Purchase Agreement” has the meaning set forth in the Recitals.

“Tech Transfer Work Plans” means the CBMG Technology Tech Transfer Plan and the Product Tech Transfer Plan.

“Technical Development” means any and all technical and Manufacturing-related activities, including test method development and stability testing, assay development, process development, formulation development, quality assurance and quality control development, validation and other testing, packaging development, as well as record-keeping, data and database development, management, storage, and retention activities relating to any of the foregoing.

“Technical Development Budget” means the budget for the Parties’ Technical Development of the Product, which budget is included in the Technical Development Plan.

“Technical Development Costs” means the direct costs incurred by or on behalf of a Party or its Affiliates during the Term and pursuant to this Agreement for the Technical Development of the Product, calculated as the sum of: [***].

“Technical Development Plan” means the Technical Development plan, including the Technical Development Budget, to be agreed to by the Parties following the Effective Date and as in effect from time to time in accordance with this Agreement, outlining the goals, activities, timelines, deliverables, allocation of responsibilities between the Parties, and the commitment of resources by the respective Parties with respect to the Technical Development of the Product.

“Term” has the meaning set forth in Section 13.1.

“Territory” means the PRC.

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“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Infringement” has the meaning set forth in Section 11.4(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“United States” means the United States of America, its territories, and its possessions.

“USD” means the lawful currency of the United States.

“Valid Claim” means a claim of an issued patent Controlled by Novartis or its Affiliates that has not expired or been revoked or held invalid or unenforceable by a patent office, court, or other governmental agency of competent jurisdiction in the Territory in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

“VIE” means Variable Interest Entity.

1.2 Interpretation

.
(a) When a reference is made to an Article, Section, clause, Schedule, or Exhibit, such reference shall be to an Article, Section, clause, or Schedule of, or Exhibit to, this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes,” “including,” or derivative or similar words are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns.

(d) The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement (including the Exhibits and Schedules hereto) and not merely to the specific Section, paragraph, or clause in which such word appears, and references to “the date hereof” means the date of this Agreement.

(e) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) Unless the context requires otherwise, the word “or” shall be interpreted to mean “and/or.”

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(g) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless the defined term “Business Day(s)” is used.

(h) With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including.”

(i) References to a specific time shall refer to prevailing Eastern Time, unless otherwise indicated.

(j) A reference to “$,” “USD,” “U.S. Dollars,” or “Dollars” shall mean the legal tender of the U.S.

(k) A reference to “RMB” shall mean the legal tender of the People's Republic of China.

(l) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(m) References to any Governmental Entity or Regulatory Authority shall include a reference to any successor body assuming the same or similar regulatory or administrative functions.

2. LICENSES

2.1 License Grants to CBMG.

(a) Subject to the terms and conditions of this Agreement, during the Term, Novartis hereby grants to CBMG a co-exclusive (with Novartis and its Affiliates), transferrable (pursuant to Section 18.5), sublicensable (pursuant to Section 2.3) license, under the Novartis Technology, to Manufacture the Product in the Territory solely for the Development (and solely in accordance with the Development Plan) and the Commercialization of the Product in the Territory by Novartis or its Affiliates or licensees.

(b) Subject to the terms and conditions of this Agreement, during the Term, Novartis hereby grants to CBMG a non-exclusive, royalty-free, non-transferrable, sublicensable (pursuant to Section 2.3) license, under the Novartis Technology, solely to perform CBMG’s other activities under this Agreement, including under the Development Plan.

2.2 License Grants to Novartis.

(a) Subject to the terms and conditions of this Agreement, CBMG hereby grants to Novartis an exclusive, worldwide, transferrable (pursuant to Section 18.5), sublicensable (pursuant to Section 2.3) license, under the CBMG Technology, to Develop, Manufacture, and Commercialize the Product in the Field.

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(b) Subject to the terms and conditions of this Agreement, CBMG hereby grants to Novartis a non-exclusive, royalty-free, transferrable (pursuant to Section 18.5), sublicensable (pursuant to Section 2.3) license, under the CBMG Technology, to Develop, Manufacture, and Commercialize any product (including the Product), including to perform Novartis’s activities under this Agreement.

2.3 Sublicenses; Subcontracting.

(a)
Sublicenses.

(i)
Subject to Section 2.6, CBMG shall not sublicense any of its rights under Section 2.1 to any Person without first obtaining, in each case, the prior written consent of Novartis. If CBMG grants any such sublicense following receipt of such consent, it shall provide Novartis with a copy of any executed sublicense agreement within thirty (30) days of any such agreement’s execution.

(ii)
Novartis may sublicense any of its rights under Section 2.2 to any Person (which sublicensed rights may be further sublicensable through multiple tiers).

(iii)
Each sublicense granted by a Party pursuant to this Section 2.3(a) will be subject and subordinate to this Agreement and will contain provisions consistent with the applicable terms and conditions of this Agreement. Notwithstanding anything to the contrary in any sublicense agreement, the granting Party shall remain primarily liable to the other Party for the performance of all of its obligations under, and its compliance with all provisions of, this Agreement.

(b)
Subcontracting.

(i)
CBMG shall not subcontract to any Third Party the performance of CBMG’s tasks and obligations under this Agreement or the Development Plan without first obtaining, in each case, Novartis’s prior written consent. If CBMG enters into any subcontract following receipt of such consent, it shall provide Novartis, upon Novartis’s request, with a copy of any executed subcontract agreement within thirty (30) days of any such agreement’s execution. Any subcontract permitted by this Section 2.3(b)(i) may include a sublicense of rights necessary for the performance of the subcontract as reasonably required; provided, that CBMG shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement.

(ii)
Novartis may exercise its rights and perform its obligations under this Agreement itself or through any of its Affiliates or any Third Parties.

2.4 No Other Rights.

Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Patent Rights, Know-How, or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.

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2.5 Exclusivity; Right of First Negotiation.

(a) Exclusivity. During [***], CBMG shall not, and shall cause its Affiliates, licensees, and sublicensees not to, alone or with any Third Party (including through licensing any Third Party), directly or indirectly, Develop, Manufacture, or Commercialize any Competing Product in the Territory.

(b) Right of First Negotiation.

(i)
CBMG hereby grants to Novartis the exclusive right of first negotiation, as set forth in this Section 2.5(b), with respect to: [***].

(ii)
During the Term, CBMG shall not, and shall cause its Affiliates, licensees, and sublicensees not to, directly or indirectly: (A) license, transfer, sell, or otherwise grant to any Third Party any right to Develop, Manufacture, or Commercialize any CBMG Other CART in the Field; or (B) enter into a definitive agreement providing for a transaction or series of transactions that would constitute a Change of Control of CBMG (collectively, the “Restricted Activities”) without first complying with this Section 2.5(b). In the event that CBMG wishes to conduct any Restricted Activities, CBMG shall notify Novartis in writing, such notice to be accompanied by the proposed scope of the Restricted Activities it wishes to conduct (such notice and accompanying information, the “ROFN Notice” and such Restricted Activities set forth in the ROFN Notice, the “ROFN Activities”). Novartis shall have [***] from the date on which it receives the ROFN Notice to notify CBMG whether Novartis wishes to exercise its right of first negotiation with respect to the ROFN Activities. Upon CBMG’s receipt of such notice, the Parties shall enter into exclusive, good-faith negotiations for a period no longer than [***] from CBMG’s receipt of such notice (unless extended upon agreement of the Parties) regarding the terms and conditions of an agreement granting Novartis rights to conduct the ROFN Activities.

(iii)
If, with respect to any ROFN Activities: [***], CBMG shall be permitted to undertake the proposed ROFN Activities without again complying with this Section 2.5(b); provided, that CBMG shall not, during such [***] period, license, transfer, sell, or otherwise grant (or offer to do any of the foregoing) to a Third Party [***]. For purposes of this Section 2.5(b)(iii), [***]. In the event that CBMG does not, for any reason, grant rights to such Third Party with respect to such ROFN Activities within [***], then CBMG shall not be permitted to grant rights to any Third Party to conduct such ROFN Activities without again complying with this Section 2.5(b).

2.6 Certain Terms of Novartis Third Party Agreements.

.o the extent that any license grant by Novartis to CBMG under the Novartis Technology pursuant to Section 2.1 constitutes the grant of a sublicense to CBMG of certain Novartis Technology that is not owned by Novartis or any of its Affiliates, but that is in-licensed by Novartis or any such Affiliate from a Third Party licensor pursuant to a Novartis Third Party Agreement, then:

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(a) CBMG acknowledges that the rights and licenses under, or with respect to, the Novartis Technology granted by Novartis to CBMG under this Agreement shall be no greater in scope than those granted by such Third Party licensor to Novartis; and

(b) CBMG shall comply, and shall cause its Affiliates and sublicensees to comply, with the obligations applicable to sublicensees under such Novartis Third Party Agreement.

3. GOVERNANCE

3.1 Alliance Managers.

Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party in writing with respect to the identity of) a senior representative having a general understanding of pharmaceutical and biological Development, Manufacture, and Commercialization issues to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers will serve as the lead contact point between the Parties for the purpose of providing the other Party with information on the progress of Development, Manufacture, and Commercialization of the Product and will be primarily responsible for: (a) facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (b) providing single-point communication for seeking consensus both internally within the respective Party’s organization and together regarding key strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and (c) raising cross-Party or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.

3.2 Joint Oversight Committee.

(a) No later than (30) days after the Effective Date, the Parties shall establish the Joint Oversight Committee, which shall facilitate communications between the Parties, and monitor and provide strategic oversight with respect to the activities under this Agreement, including the Development, Manufacture, and Commercialization of the Product in the Territory, all in accordance with this Section 3.2. The JOC shall have no decision-making authority.

(b) No later than thirty (30) days after the Effective Date, each Party shall appoint three (3) representatives to the JOC, each of whom will have sufficient seniority within the applicable Party or its Affiliates and knowledge and expertise in the Development, Manufacturing, and Commercialization of products similar to the Product to make decisions arising within the scope of the JOC’s responsibilities. The JOC may change its size from time to time by mutual consent of its representatives; provided, that the JOC will consist at all times of an equal number of representatives of each of CBMG and Novartis. Each Party may replace its JOC representatives at any time upon written notice to the other Party. The JOC may invite non-representatives to participate in the discussions and meetings of the JOC; provided, that such participants are bound under written obligations of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JOC will be chaired by one (1) chairperson designated by Novartis and one (1) chairperson designated by CBMG (collectively, the “JOC Co-Chairs”), whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JOC will alternate between the JOC Co-Chairs from meeting-to-meeting, with Novartis’s JOC Co-Chair running the first meeting. The JOC Co-Chairs will prepare and circulate agendas and to ensure the preparation of minutes. The JOC Co-Chairs shall have no additional powers or rights beyond those held by the other JOC representatives.

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3.3 Meetings of the Joint Oversight Committee.

  The JOC shall hold its initial meeting no later than sixty (60) days after the Effective Date and shall thereafter meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency. No later than five (5) Business Days prior to any meeting of the JOC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JOC (in person or by audio or video teleconference) by providing at least ten (10) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the JOC Co-Chairs and the Alliance Managers of both Parties to provide the representatives of the JOC no later than three (3) Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed discussion on the matters to be considered. The JOC may meet in person or by audio or video teleconference; provided, that at least one (1) meeting per Calendar Year will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JOC meetings will be held at locations alternately selected by CBMG and by Novartis. Each Party will bear the expenses of its respective JOC representatives’ participation in JOC meetings. Meetings of the JOC will be effective only if at least one (1) representative of each Party is present or participating in such meeting. The JOC Co-Chairs or their designees will send draft meeting documentation to each representative of the JOC for review and approval within ten (10) Business Days after each JOC meeting. Such documentation will be officially endorsed by the JOC at the next JOC meeting, including reflecting any differences noted by the Parties, and will be signed by the Alliance Managers.

3.4 Sub-Committees.

The JOC may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.

4. DISCLOSURE OF KNOW-HOW AND COOPERATION

4.1 Disclosure of Know-How

  As soon as reasonably practicable after the Effective Date and on a continuing basis during the Term, each Party shall, without additional consideration, disclose to the other Party copies of any Know-How: (a) in its Control; (b) in existence as of the Effective Date or which arises in the course of its performance of this Agreement; and (c) which is necessary for the other Party to exercise its rights or fulfill its obligations under this Agreement, including to perform the activities assigned to it under the Development Plan and, where the other Party is Novartis, its activities in connection with the Commercialization of the Product.

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4.2 Cooperation.

From time to time during the Term, at the request of a Party, the other Party shall, without additional consideration, provide reasonable assistance to the requesting Party or its Affiliates in connection with understanding and using such Party’s Know-How for purposes consistent with licenses and rights granted to the requesting Party under this Agreement.

5. DEVELOPMENT

5.1 Development Generally.

As between the Parties, Novartis shall control and be responsible in its sole discretion for the Development of the Product in the Territory. CBMG shall be responsible for conducting certain Development activities in support of Novartis’s Development efforts, as set forth in the Development Plan.

5.2 Development Plan and Development Budget.

() The initial Development Plan, including the initial Development Budget, is attached as Exhibit B and shall remain in effect unless and until modified as provided herein.

(a) The Development Plan and Development Budget shall at all times include a reasonably detailed written plan of the material Development activities to be performed by each Party through the end of the next Calendar Year, and the budget for such activities.

(b) The Parties will review the Development Plan, including the Development Budget, for potential amendments at least once each Calendar Year and will provide any such proposed amendments to the JOC for its review and discussion. Novartis shall have sole decision-making authority with respect to amendments to the Development Plan. Following any such amendment, such Development Plan and Development Budget as amended shall be deemed to be the Development Plan and the Development Budget.

5.3 Development Activities.

CBMG shall perform the Development activities assigned to it under the Development Plan.

5.4 Additional CBMG Development Obligations.

(a) No less than five (5) Business Days prior to each scheduled meeting of the JOC, CBMG will provide Novartis’s JOC representatives with a written report on the status and progress of its Development activities pursuant to the Development Plan, including information on progress versus plan, spend versus budget (on a Calendar Quarter basis), protocol deviations, notable safety and efficacy findings (including serious adverse events and events of interest from a risk management perspective), inspection, and audit findings.

(b) CBMG shall make available to Novartis such information about its Development activities pursuant to the Development Plan as may be reasonably requested by Novartis from time to time.

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(c) Novartis shall have the right to review any data generated by CBMG during the conduct of CBMG’s Development activities pursuant to the Development Plan as may be reasonably requested by Novartis from time to time.

(d) CBMG shall promptly inform Novartis in writing about any unforeseen or material results, problems, difficulties, or issues in connection with its Development activities pursuant to the Development Plan.

(e) CBMG shall ensure that Novartis’s authorized representatives may, during regular business hours: (i) examine and inspect CBMG’s, its Affiliates’, and its permitted subcontractors facilities used in the performance of CBMG’s Development activities pursuant to the Development Plan; and (ii) subject to Applicable Law, inspect all data, documentation, and work products relating to the activities performed by CBMG, its Affiliates, or its permitted subcontractors, in each case, generated pursuant to the Development Plan; provided, that to the extent CBMG does not have the right to permit Novartis to directly conduct inspections of CBMG’s, its Affiliates’, and its permitted subcontractors under subsections (i) or (ii) above, CBMG agrees, upon Novartis’s request, to conduct such inspections on Novartis’s behalf. The aforementioned right to inspect facilities, data, documentation, and work products may be exercised by Novartis at any time upon ten (10) Business Days’ prior written notice. Novartis shall be responsible for all costs of any inspections conducted pursuant to this Section 5.4(e), which costs shall be considered Development Costs.

5.5 Development Costs.

(a) Clinical Development Costs.

(i)
Initial Indication Clinical Development Costs. Novartis shall be responsible for [***] of Initial Indication Clinical Development Costs.

(ii)
Additional Indication Clinical Development Costs. Subject to Section 5.5(c), each Party shall be responsible for [***] of Additional Indication Clinical Development Costs associated with an Additional Indication.

(b) Technical Development Costs. The Parties shall agree on each Party’s responsibility for Technical Development Costs no later than the date on which the Parties finalize the Technical Development Plan.

(c) Reconciliation; Deferral.

() Each Party shall, within thirty (30) days following each Calendar Quarter during which it incurs Development Costs, submit to a finance officer designated by Novartis and a finance officer designated by Shanghai Cellular (the “Finance Officers”) a report which sets forth the Development Costs incurred by such Party during such Calendar Quarter. Each such report will specify in reasonable detail all applicable FTE Costs, Out-of-Pocket Costs, and Other Development Expenses. Within thirty (30) days after receipt of such reports, the Finance Officers shall determine whether a reconciliation payment is due from Shanghai Cellular to Novartis or from Novartis to Shanghai Cellular and, if so, the amount of such reconciliation payment, so that CBMG and Novartis share Development Costs in accordance with Sections 5.5(a) and 5.5(b).

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(A) If Novartis is required to pay such a reconciliation payment, then, subject to Section 5.5(c)(ii), it shall submit such payment to Shanghai Cellular within forty-five (45) days of receipt of Shanghai Cellular’s invoice for the amount of such reconciliation payment.

(B) If Shanghai Cellular is required to pay such a reconciliation payment, then, subject to Section 5.5(c)(ii), Shanghai Cellular may elect to: (1) submit such payment to Novartis within forty-five (45) days of receipt of Novartis’s invoice for the amount of such reconciliation payment; or (2) provide written notice to Novartis of its election to irrevocably defer (each, a “Deferral Election”) payment of all or a portion of such reconciliation payment to Novartis until the First Commercial Sale of the Product for the applicable Additional Indication in the Territory (each deferred reconciliation payment amount, a “Deferral Amount,” and the aggregate amount of such deferred reconciliation payments with respect to such Additional Indication as of such First Commercial Sale, the “Aggregate Deferral Amount”). Upon the First Commercial Sale of the Product for the applicable Additional Indication in the Territory, an amount equal to [***] of the Aggregate Deferral Amount applicable to such Additional Indication shall immediately become due and payable to Novartis by Shanghai Cellular.

(i) In the event of any disagreement with respect to the calculation of a reconciliation payment in accordance with this Section 5.5(c), any undisputed portion of such reconciliation payment shall be paid or become eligible for offset, as applicable, in accordance with Section 5.5(c)(i)(A) or Section 5.5(c)(i)(B), as applicable, and the remaining, disputed portion will be paid or eligible for offset, as applicable, within ten (10) Business Days after the date on which CBMG and Novartis, using good-faith efforts, resolve the dispute; provided, that if the Parties cannot resolve such dispute, it shall be resolved in accordance with Section 18.12.

(d) Parties’ Responsibility. Any expenses incurred by a Party for Development activities relating to the Product that do not fall within the definition of “Development Costs” shall be borne solely by such Party.

6. REGULATORY

6.1 Novartis Responsibility.

As between the Parties, Novartis shall be solely responsible in its sole discretion for regulatory activities under this Agreement, including: (a) determining the regulatory plans and strategies for the Product; (b) making all Regulatory Filings with respect to the Product, except for those that are required to be made by CBMG or its Affiliates under Applicable Law, in which case Novartis shall have the right to review and provide its written approval prior to the submission of such Regulatory Filings to the SAMR or other relevant Regulatory Authority; (c) obtaining and maintaining all Regulatory Approvals for the Product, except for those which are required to be obtained by CBMG or its Affiliates under Applicable Law, in which case Novartis shall have the right to review and give its written approval prior to the submission of any application for such Regulatory Approvals to the SAMR or other relevant Regulatory Authority; and (d) conducting all meetings with Regulatory Authorities in connection with the Development and Regulatory Approval of the Product, in each case ((a) through (d)), in the Territory. Any such activities may be performed by Novartis, its Affiliates, or its designees.

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6.2 CBMG Support.

CBMG shall cooperate with and support Novartis in connection with Novartis’s activities pursuant to Section 6.1 to the extent reasonably requested by Novartis from time to time. For the avoidance of doubt, such cooperation and support shall include the provision to Novartis of local market access and related support and advice.

6.3 Ownership of Regulatory Documentation.

All Regulatory Documentation generated under this Agreement shall be owned by and held in the name of Novartis or its designee, and any such Regulatory Documentation issued in the name of CBMG or its Affiliates shall promptly be assigned by CBMG to Novartis or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Novartis or its designee.

6.4 Communication with Regulatory Authorities.

Novartis shall have the exclusive right to correspond or communicate with Regulatory Authorities regarding the Product in the Territory and other regulatory matters under this Agreement. Unless required by Applicable Law, CBMG and its Affiliates, sublicensees, and subcontractors shall not correspond or communicate with any Regulatory Authority regarding the Product or any other regulatory matters under this Agreement without first obtaining, in each case, Novartis’s prior written consent; provided, that, upon Novartis’s request, CBMG or its Affiliates shall attend any meeting with a Regulatory Authority in the Territory regarding the Product or any other regulatory matters under this Agreement. If CBMG or its Affiliates, sublicensees, or subcontractors receives any correspondence or other communication from a Regulatory Authority in the Territory regarding the Product or any other regulatory matter under this Agreement, CBMG shall provide Novartis with access to or copies of all such material written or electronic correspondence promptly after its receipt for Novartis’s review and comment, and shall incorporate any and all of Novartis’s comments thereto.

7. MANUFACTURE

7.1 Manufacturing and Supply Agreement.

Novartis (or its Affiliate) and CBMG shall negotiate and enter into the Manufacturing and Supply Agreement within ninety (90) days after the Effective Date.

7.2 Quality.

CBMG grants to Novartis, its Affiliates, and its designees, upon reasonable prior notice, the right to inspect CBMG’s production facilities to perform a quality audit in order to confirm CBMG’s compliance with cGMP, Novartis’s quality requirements, and Applicable Law (each, a “Quality Audit”). If Novartis reasonably believes (as a result of a condition which it observes during a Quality Audit or otherwise) that CBMG may not be in compliance with cGMP, Novartis’s quality requirements, or Applicable Law, then the Parties shall discuss and agree upon any appropriate corrective actions to address such non-compliance (collectively, the “CAPAs”), and CBMG shall promptly implement such CAPAs at its sole cost and expense.

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7.3 Costs.

CBMG shall bear all costs and expenses incurred by either Party in connection with or arising out of the Tech Transfer Work Plans.

8. COMMERCIALIZATION

8.1 Commercialization.

.Novartis shall be solely responsible, at its cost and in its sole discretion, for the Commercialization of the Product in the Territory, including booking sales and pricing.

8.2 Pharmacovigilance.

If required by Applicable Law, within a reasonable amount of time, not to exceed six (6) months following the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of safety information associated with the Product. The details of the operating procedures relating to the exchange shall be the subject of a mutually-agreed upon pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall enable each Party to comply with its respective obligations under Applicable Law with regard to adverse event data collection, analysis, and reporting.

9. FINANCIAL PROVISIONS

9.1 Collaboration Payments; Product Price

(a) Collaboration Payment Rates. During the Collaboration Payment Term, Novartis shall make the following collaboration payments under this Section 9.1 to CBMG based on the aggregate annual Net Sales of the Product in the Territory; provided, that, notwithstanding any other provision of this Agreement, the maximum aggregate collaboration payments that CBMG will be entitled to receive in any Calendar Year based on the aggregate Net Sales of the Product in the Territory in such Calendar Year for the Initial Indications shall be [***]. In connection with (and in no event later than thirty (30) days following each amendment of the Development Plan and the Development Budget which provides for the Development of the Product for an Additional Indication in the Territory), the Parties shall agree on the maximum aggregate collaboration payments that CBMG will be entitled to receive based on Net Sales of the Product in the Territory in any Calendar Year for such Additional Indication. For clarity, the collaboration payments shall be payable only once with respect to the same unit of Product. All collaboration payments made pursuant to this Section 9.1 shall be made as provided in Article 10.

Net Sales of the Product in the Territory in a Calendar Year during the Collaboration Payment Term	Collaboration Payment Rate
[***]

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(b) Collaboration Payment Term. The collaboration payments described in this Section 9.1 shall be payable on Net Sales of the Product that occur in the Territory during the Term (the “Collaboration Payment Term”).

(c) Loss of Market Share. In the event of a Loss of Market Share for the Product in the Territory, the Net Sales of the Product in the Territory to be included as Net Sales for the purpose of the calculation of collaboration payments due under Section 9.1(a) from and after such Loss of Market Share until the end of the Collaboration Payment Term shall be reduced by [***].

(d) Third Party Obligations. In the event that Novartis determines that any Patent Rights, Know-How, or other intellectual property rights Controlled by a Third Party are necessary or useful in order to Develop, Manufacture, or Commercialize the Product in the Territory, Novartis shall have the right (but not the obligation) to negotiate and acquire rights to such Patent Rights, Know-How, or other intellectual property rights through a license or otherwise (including pursuant to any settlement agreement) and to deduct from the collaboration payments payable by Novartis to CBMG on Net Sales of the Product pursuant to Section 9.1 with respect to a given Calendar Quarter [***] of the amounts paid (including [***]) by Novartis to such Third Party with respect to the Product.

(e) Product Price. The price at which Novartis shall purchase and CBMG shall sell Product pursuant to the Manufacturing and Supply Agreement (the “Product Price”) shall in no event exceed the CBMG Production Costs per patient plus [***] thereof (the “Margin”); provided, that the CBMG Production Costs shall not exceed the applicable amount set forth in Schedule 9.1(e) under the heading “Product Price Cap per Calendar Year.”

(f) Consideration for CBMG Collaboration Technology. The Parties acknowledge and agree that [***] reflects compensation for the CBMG Collaboration Technology licensed by CBMG to Novartis under this Agreement.

9.2 No Projections.

Novartis and CBMG each acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of the Product, and that the Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the collaboration payment obligations in the event such Net Sales levels are achieved. NEITHER NOVARTIS NOR CBMG MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY OR ITS AFFILIATES OR SUBLICENSEES WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE THE PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF THE PRODUCT WILL BE ACHIEVED.

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10. PAYMENT TERMS AND REPORTS

10.1 Payment Terms.

(a) Novartis shall provide to Shanghai Cellular a Sales & Collaboration Payment Report within forty-five (45) days after each Calendar Quarter during the Collaboration Payment Term. Shanghai Cellular shall submit an invoice substantially in the form of Exhibit F to Novartis with respect to the collaboration payment amount shown therein. Novartis shall pay to Shanghai Cellular all undisputed collaboration payment amounts within forty-five (45) days after its receipt of such invoice. Any disputes concerning collaboration payment amounts owed by Novartis to Shanghai Cellular shall be resolved in accordance with Section 18.12.

(b) All payments to be made by a Party hereunder shall, unless otherwise agreed in writing by the Parties (including pursuant to any Ancillary Agreement), be made in USD by wire transfer to such bank account as the other Party may designate. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

10.2 Currency; Payment Approval.

All payments under this Agreement shall be payable in USD. Notwithstanding the foregoing sentence, to the extent any Ancillary Agreement provides that payments under such Ancillary Agreement shall be payable in RMB, such payments shall be made in RMB. When conversion of payments is required to be undertaken by a Party, the USD or RMB equivalent (as applicable) shall be calculated using such Party’s then-current standard exchange rate methodology as consistently applied in its external reporting.

10.3 Tax Matters.

Each Party shall be responsible for all taxes, fees, duties, levies, or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. Except as otherwise provided, each Party shall be responsible for its own sales tax, use tax, excise tax, value-added tax (VAT), goods and services tax (GST), consumption tax, and similar taxes based upon its own activities under this Agreement. Each Party shall use reasonable and legal efforts to reduce tax withholding, to the extent permitted by Applicable Law, on payments made pursuant to this Agreement. In the event any payments due under this Agreement are subject to withholding tax under Applicable Law, the paying Party shall deduct the respective amount from the applicable payment and pay the withholding tax to the relevant tax authority. The paying Party shall deliver within sixty (60) days to the other Party evidence of such payment. Each Party shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. Any such amount deducted and paid to the applicable tax authority shall be deemed fully paid to the other Party in satisfaction of the applicable payment obligation under this Agreement.

10.4 Permits to Make Payments; Blocked Payments.

(a) The Party making any payment due under this Agreement shall be responsible for applying for and obtaining any Permits from any Governmental Entity needed to make such payments (if any), including Permits from SAFE (if any). If, by reason of Applicable Law in the Territory, the requisite Permits cannot be obtained, then: (i) the Party which is due any payment under this Agreement may offset the amount of any such unreceived payment against any amounts payable by such Party pursuant to this Agreement or any other Ancillary Agreement; and (ii) to the extent that such Party is not able to fully offset such payment in accordance with (i), Novartis and Shanghai Cellular shall in good faith negotiate on an agreement pursuant to which such Party will receive the full benefit of the unreceived payment, subject to Applicable Law.

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(b) Subject to Applicable Law and Section 10.4(a), if at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, the Party which is so prevented shall have the right and option to make such payments by depositing the payment amount in local currency to the other Party’s account in a bank or depository designated by such Party in the Territory.

10.5 Records and Audit Rights.

Each Party shall keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including with respect to Development Costs, Net Sales, collaboration payments, and Product Price. Each Party will keep such books and records for at least three (3) years following the Calendar Year to which they pertain. Each Party (the “Auditing Party”) may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the other Party (the “Audited Party”), to inspect the relevant records of such Audited Party and its Affiliates to verify the payments made and amounts reported by the Audited Party and the related reports, statements, and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Audited Party by which the Auditor shall agree to keep confidential all information made available to the Auditor during the audit. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this Agreement. Each Party and its Affiliates and sublicensees shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records shall be reviewed solely to verify the accuracy of the Audited Party’s collaboration payments and other payment obligations and compliance with the financial terms of this Agreement. Such inspection right shall not be exercised more than once without cause in any Calendar Year and not more frequently than once without cause with respect to records covering any specific period of time. In addition, the Auditing Party shall only be entitled to audit the books and records of the Audited Party from the three (3) Calendar Years prior to the Calendar Year in which an audit request is made. The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with Applicable Law or judicial order. The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. In the event that the final result of the inspection reveals an underpayment or an overpayment by either Party, the underpaid or overpaid amount shall be settled promptly. The Auditing Party shall pay for any audit, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, that, if an underpayment of amounts due or overpayment of amounts payable by the Auditing Party of more than twenty percent (20%) of the total payments due hereunder for the applicable year is discovered, the fees and expenses charged by the Auditor shall be paid by Audited Party.

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11. INTELLECTUAL PROPERTY

11.1 Ownership.

(a) Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title, and interest in and to all Patent Rights, Know-How, and other intellectual property rights that such Party Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, as between the Parties, Novartis shall own all right, title, and interest in and to the Novartis Background Intellectual Property, and CBMG shall own all right, title, and interest in and to the CBMG Background Intellectual Property.

(b) Collaboration Technology.

(i)
All determinations of inventorship under this Agreement or the Ancillary Agreements, including with respect to Collaboration Technology, shall be made in accordance with U.S. patent law.

(ii)
As between the Parties, Novartis shall own all right, title, and interest in and to any and all Novartis Collaboration Technology.

(iii)
As between the Parties, CBMG shall own all right, title, and interest in and to any and all CBMG Collaboration Technology.

(iv)
Each Party shall own an equal, undivided one-half (1/2) interest in any and all Joint Collaboration Technology.

(v)
Each Party shall and hereby does assign to the other Party any right, title, and interest it may have in or to any Collaboration Technology, and agrees to execute such documents and take such other actions reasonably requested by the other Party to the extent necessary to give effect to the ownership allocation set forth in this Section 11.1(b).

(c) Invention Protection. Each Party shall ensure that the employees, officers, and independent contractors (excluding any sublicensees or subcontractors, each of which are subject to Section 2.3) of such Party or its respective Affiliates performing activities under this Agreement or any Ancillary Agreement shall, prior to commencing such work, be bound by written invention assignment obligations requiring: (i) prompt reporting of any Patent Rights, Know-How, or other intellectual property rights arising from such work; (ii) assignment to the applicable Party or Affiliate of all of his or her right, title, and interest in and to any Patent Rights, Know-How, or other intellectual property rights arising from such work; (iii) cooperation in the Prosecution and Maintenance, defense, and enforcement of any Patent Right that is required to be assigned under this Agreement; and (iv) performance of all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. To the extent that any employee inventors in the PRC claim rights to any invention that relates to the subject matter of this Agreement or any Ancillary Agreement (including rights to any Collaboration Technology), then the Party which suffers such Claim shall indemnify the other Party and hold such other Party harmless pursuant to Section 16.1(a) or Section 16.2(a) (as the case may be).

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11.2 Prosecution and Maintenance.

(a) Background Intellectual Property. Novartis shall be solely responsible in its sole discretion for the Prosecution and Maintenance of the Novartis Background Intellectual Property at Novartis’s sole cost and expense, and CBMG shall be solely responsible for the Prosecution and Maintenance of the CBMG Background Intellectual Property at CBMG’s sole cost and expense.

(b) Novartis Patents; Collaboration Technology. Novartis shall be solely responsible in its sole discretion for the Prosecution and Maintenance, at Novartis’s sole cost and expense, of: (i) the Novartis Patents; and (ii) the Patent Rights claiming or directed to any and all Collaboration Technology.

(c)
CBMG Patents.

(i)
CBMG shall, in consultation with Novartis, be responsible for the Prosecution and Maintenance of the CBMG Patents at CBMG’s cost and expense. CBMG shall consult with Novartis and keep Novartis reasonably informed of the status of such CBMG Patents, provide copies of all relevant documents in a timely manner for Novartis’s review and comment, and reasonably consider and use good-faith efforts to incorporate any and all of Novartis’s comments.

(ii)
CBMG shall notify Novartis in writing of any decision not to file applications for, to cease the Prosecution and Maintenance of, or to not continue to pay the expenses with respect to the Prosecution and Maintenance of, any CBMG Patent, including any decision to abandon any pending patent application or issued patent within the CBMG Patents. CBMG shall provide such notice at least ninety (90) days prior to any relevant filing or payment due date, or any other due date that requires action, in connection with such CBMG Patent or claim thereof. In such event, CBMG shall permit Novartis, at Novartis’s sole discretion, cost, and expense, to file or to continue the Prosecution and Maintenance of such CBMG Patent. If Novartis continues to Prosecute and Maintain such CBMG Patent, then:

(A)
Such CBMG Patent shall remain in the Control of CBMG and shall be included in the definition of “CBMG Patents” for the purpose of this Agreement;

(B)
CBMG shall fully cooperate with Novartis in connection with the Prosecution and Maintenance of such CBMG Patent to the extent reasonably requested by Novartis, including by providing reasonable access to relevant persons and executing all documentation reasonably requested by Novartis; and

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(C)
Novartis shall keep CBMG reasonably informed of the status of such CBMG Patent and shall notify CBMG in writing at least forty-five (45) days prior to any relevant filing or payment due date of any decision not to file applications for, to cease the Prosecution and Maintenance of, or to not continue to pay the expenses of the Prosecution and Maintenance of, such CBMG Patent, including any decision to abandon any pending patent application or issued patent within such CBMG Patent, in which case CBMG shall be entitled to reassume the sole right for the Prosecution and Maintenance of such CBMG Patent at its sole discretion (subject to this Section 11.2(c)), cost, and expense.

11.3 Enforcement.

(a) Each Party shall promptly notify the other Party of any infringement by a Third Party of any Novartis Patent or CBMG Patent in the Territory of which it becomes aware, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement with respect to such Novartis Patent or CBMG Patent (collectively, “Competing Infringement”).

(b) Novartis shall have the sole right, but not the obligation, to bring and control any legal action in connection with any Competing Infringement of any Novartis Patent as it reasonably determines appropriate, at its cost and expense.

(c) Novartis shall have the first right, but not the obligation, to bring and control any legal action in connection with the Competing Infringement of any CBMG Patent as it reasonably determines appropriate, at its cost and expense, and CBMG shall have the right, at its own cost and expense, to be represented in any such action by counsel of its own choice. If Novartis does not wish to bring an action with respect to, or to otherwise terminate, any such Competing Infringement of any CBMG Patent, then it shall provide written notice thereof to CBMG: (i) within sixty (60) days following the notice of alleged Competing Infringement; or (ii) prior to three (3) months before the time limit, if any, specified under Applicable Law for the filing of such actions, whichever comes first, then, upon receipt of such notice (or, if no such notice is provided by Novartis, upon the earlier of (i) and (ii)), CBMG shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Novartis shall have the right (but not the obligation), at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies CBMG in writing prior to fifteen (15) days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before the time limit and to reimburse CBMG for its reasonable and documented costs and expenses (including reasonable attorneys’ and professional fees) incurred in connection with CBMG’s preparation of such action, and CBMG shall not have the right to bring and control such action.

(d) At the request and expense of the Party bringing and controlling an action pursuant to Section 11.3(b) or Section 11.3(c), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required.

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11.4 Defense.

(a) Each Party shall promptly notify the other Party of any actual or potential claim alleging that the Development, Manufacture, or Commercialization of the Product in the Territory infringes, misappropriates, or otherwise violates any Patent Rights, Know-How, or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.

(b) Novartis shall have the first right, but not the obligation, to defend any such claim of Third Party Infringement, at Novartis’s sole discretion, cost, and expense, and CBMG shall have the right to be represented in any such action by counsel of its own choice at CBMG’s sole cost and expense.

(c) If Novartis declines or fails to assert its intention to defend any such claim of Third Party Infringement within ninety (90) days following its receipt or sending of a notice, as applicable, pursuant to Section 11.4(b), then CBMG shall have the right, but not the obligation, to defend such claim of Third Party Infringement at CBMG’s sole discretion, cost, and expense, and Novartis shall have the right (but not the obligation) to be represented in any such action by counsel of its own choice at Novartis’s sole cost and expense.

(d) In no event shall a Party settle or otherwise compromise any Third Party Infringement by admitting that any Novartis Patent (in the case of CBMG) or CBMG Patent (in the case of Novartis) is invalid or unenforceable without first obtaining, in each case, the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

11.5 Recovery.

.Any recovery received as a result of any action under Section 11.3 or Section 11.4 shall be allocated in the following order: (a) to reimburse the Party taking legal action for the costs and expenses (including attorneys’ and professional fees) incurred by such Party in connection with such action, to the extent not previously reimbursed; (b) to reimburse the Party not taking the lead in a legal action but which joins such legal action as provided herein, for the costs and expenses (including attorneys’ and professional fees) incurred by such Party in connection with such action, to the extent not previously reimbursed; and (c) the remainder of the recovery shall be retained by Novartis.

11.6 Trademarks.

Novartis shall have the right (but not the obligation) to brand the Product using Novartis-related trademarks and any other trademarks and trade names it determines appropriate in its sole discretion for the Product, which may vary within the Territory (the “Product Marks”). Novartis shall own all rights in the Product Marks and shall register and maintain the Product Marks to the extent it determines reasonably necessary.

11.7 Patent Extensions.

Upon Novartis’s request, CBMG shall cooperate in obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions (collectively, “Patent Extensions”) with respect to the CBMG Patents, where applicable, at Novartis’s sole cost and expense. If the Parties agree on a Patent Extension for a CBMG Patent, CBMG shall provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such Patent Extensions in the name of CBMG, if deemed appropriate by Novartis, and executing documents and providing any relevant information and assistance to Novartis.

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12. CONFIDENTIALITY

12.1 Duty of Confidence.

(a) Subject to the other provisions of this Article 12, all Confidential Information disclosed by a Party or its Affiliates under this Agreement shall be maintained in confidence and otherwise safeguarded by the recipient Party and, as the Party shall cause, its Affiliates. The recipient Party may only use such Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article 12, the recipient Party and its Affiliates shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as the recipient Party maintains its own confidential information, but in any event with no less than reasonable protections which are customary in the biopharmaceutical industry. Subject to the other provisions of this Article 12 and Article 14, a recipient Party may only disclose Confidential Information of the other Party to its Affiliates and licensees or sublicensees and their respective employees, directors, agents, contractors, consultants, and advisers, in each case, solely to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement and, in the case of Novartis, in connection with the Development, Manufacture, or Commercialization of the Product outside the Territory; provided, that any such Persons is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b) Subject to Section 12.3, CBMG shall maintain in confidence and otherwise safeguard the Novartis Know-How to the extent such Novartis Know-How is of a confidential and proprietary nature.

12.2 Exceptions.

The obligations under this Article 12 shall not apply to any information to the extent that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates, as evidenced by written records, prior to the time of disclosure by the disclosing Party or any of its Affiliates;

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(c) is disclosed to the recipient Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates to the recipient Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party, unless the combination and its principles are in the public domain or in the possession of the recipient Party.

12.3 Authorized Disclosures.

(a) In addition to disclosures allowed under Section 12.2, Novartis may disclose CBMG’s or its Affiliates’ Confidential Information to the extent such disclosure is necessary in the following instances: (i) in connection with the Prosecution and Maintenance of Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for the Product; (iii) in connection with prosecuting or defending litigation as permitted by this Agreement; (iv) in complying with applicable court orders or governmental regulations (including securities regulations); (v) in connection with the sale of all or substantially all of its business or assets to which this Agreement relates; or (vi) to the extent otherwise necessary or appropriate in connection with exercising the licenses and other rights granted to it hereunder.

(b) In addition, Novartis or its Affiliates or sublicensees may disclose CBMG’s or CBMG’s Affiliates’ Confidential Information to Third Parties as may be necessary or useful in connection with the Development or Commercialization of the Product as contemplated by this Agreement, including in connection with subcontracting transactions.

(c) In the event the recipient Party is required to disclose Confidential Information of the disclosing Party pursuant to Applicable Law or in connection with bona fide legal process, including disclosures of the type contemplated by Section 12.3(a)(iv), such disclosure shall not be deemed a breach of this Agreement; provided, that the recipient Party: (i) informs the disclosing Party as soon as reasonably practicable following it becoming aware of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in attempting to object to or limit the required disclosure.

12.4 Terms of this Agreement.

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(a) Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without first obtaining, in each case, the prior written consent of the other Party, except that either Party may disclose this Agreement to its Affiliates, licensors, licensees, or sublicensees and their respective employees, directors, agents, contractors, consultants, and advisers, or as otherwise permitted for a disclosure of Confidential Information in this Article 12.

(b) Each Party shall give the other Parties a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the United States) describing the terms and conditions of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Parties with respect to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

12.5 Trade Secrets.

(a) Either Party may, from time to time, identify and designate items of Know-How disclosed hereunder by or on behalf of such Party as being a trade secret by: (i) if such Know-How is disclosed in writing or other tangible form, marking such Know-How as “Trade Secret” or similar manner to expressly designate it as a trade secret; or (ii) if such Know-How is disclosed in any other manner, by expressly indicating that such Know-How is a trade secret at the time of initial disclosure and promptly thereafter providing the other Party a written description of such Know-How that is marked in a manner to expressly identify such Know-How and indicate it is a trade secret (such Know-How so identified and designated as a trade secret, collectively, in the case of CBMG, “CBMG Trade Secrets” and, in the case of Novartis, “Novartis Trade Secrets”).

(b) Novartis shall have the right to use and disclose CBMG Trade Secrets and CBMG shall have the right to use and disclose Novartis Trade Secrets, in each case, solely to the extent permitted under this Agreement or the Manufacturing and Supply Agreement; provided, however, that: (i) any such use or disclosure shall be limited to CBMG or Novartis’s Affiliates and licensees, sublicensees, and Third Parties with whom Novartis or CBMG, as applicable, has a bona fide contractual relationship and their respective employees, directors, agents, contractors, consultants, and advisors, in each case, solely to the extent such Person is bound by written obligations of confidentiality (including of non-use and non-disclosure) as protective of such CBMG Trade Secrets or Novartis Trade Secrets, as applicable, as those set forth in this Agreement; and (ii) Novartis may use and disclose CBMG Trade Secrets and CBMG may use and disclose Novartis Trade Secrets, in each case, in accordance with Sections 12.2 and 12.3. Novartis shall not use or disclose any CBMG Trade Secrets for any other purpose, or otherwise authorize the same. CBMG shall not use or disclose any Novartis Trade Secrets for any other purpose, or otherwise authorize the same.

(c) Without limiting the foregoing, Novartis and CBMG shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the CBMG Trade Secrets and Novartis Trade Secrets, as applicable, including by taking at least those measures that it employs to protect its own trade secrets.

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(d) Neither CBMG nor any of its Affiliates shall be obligated under this Agreement or any Ancillary Agreement to disclose or transfer to Novartis or its Affiliates any trade secret of CBMG or its Affiliates, except as expressly provided under this Agreement or any Ancillary Agreement. Neither Novartis nor any of its Affiliates shall be obligated under this Agreement or any Ancillary Agreement to disclose or transfer to CBMG or its Affiliates any trade secret of Novartis or its Affiliates, except as expressly provided under this Agreement or any Ancillary Agreement.

(e) For clarity: (i) CBMG Trade Secrets shall constitute Confidential Information of CBMG; and (ii) Novartis Trade Secrets shall constitute Confidential Information of Novartis.

(f) In the event of a conflict or inconsistency between this Section 12.5 and any other provision of Article 12 or Section 11.1, such other provision of Article 12 or Section 11.1 will control.

13. TERM AND TERMINATION

13.1 Term.

The term of this Agreement will commence upon the Effective Date and shall continue, unless earlier terminated as permitted by this Agreement, until the ten (10)-year anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for consecutive two (2)-year periods (each, a “Renewal Term”) (each Renewal Term, collectively with the Initial Term, the “Term”) unless terminated by Novartis by written notice to CBMG at least ninety (90) days prior to such automatic renewal.

13.2 Termination for Breach.

(a) If either Party is in material breach of any material obligation under this Agreement, the non-breaching Party may provide written notice to the breaching Party specifying the claimed particulars of such material breach, and in the event such material breach is capable of being cured but is not cured within ninety (90) days after the receipt by the breaching Party of such notice, then subject to Section 13.2(c), the non-breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such ninety (90)-day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the non-breaching Party shall grant the breaching Party such additional period as is reasonable under the circumstances to cure such breach. For clarity, in the event that a material breach is not capable of being cured, then subject to Section 13.2(c), the non-breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the breaching Party to such effect.

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(b) In the event that Novartis is the non-breaching Party referenced in Section 13.2(a), without limiting any of its other rights or remedies under this Agreement or otherwise, Novartis may, in lieu of exercising its right to terminate this Agreement, provide written notice to CBMG following the expiration of the applicable cure period that: (i) this Agreement shall continue in full force and effect; and (ii) from and after expiration of the applicable cure period, each collaboration payment, as calculated under Section 9.1 and payable under Section 10.1, shall be reduced by fifty percent (50%).

(c) In the event that arbitration is commenced pursuant to Section 18.12 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 13.2 shall take effect until the resolution of such arbitration.

13.3 Termination by Novartis for Change in Applicable Law or Action of a Governmental Entity.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice where any Applicable Law is enacted or any existing Applicable Law is amended, supplemented, or otherwise modified, or any Governmental Entity takes any action, including with respect to regulation of VIEs generally or CBMG’s VIE structure specifically, any Requisition of Scientific Data, or any requisition or seizure of any of CBMG’s or its Affiliates’ other assets (including CBMG’s or its Affiliates’ manufacturing facilities) which are material to its business, in each case, in a manner which Novartis, in its sole discretion, determines renders illegal or restricts or adversely affects any activity contemplated by this Agreement. During such sixty (60)-day period, neither Party shall be obligated to perform under this Agreement to the extent that it reasonably believes such performance would violate Applicable Law. For purposes hereof, “Requisition of Scientific Data” means any instance where a Governmental Entity in the PRC requires, pursuant to Article 24 thereof, scientific data as defined under the Scientific Data Management Procedures issued by the State Council General Office with effect from March 17, 2018 to be disclosed to any Governmental Entity in the PRC.

13.4 Termination by Novartis for Material Safety Issue.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice where it determines in its sole discretion that a safety issue exists with respect to the Development, Manufacture, or Commercialization of the Product. In connection with such termination, CBMG shall provide all assistance reasonably requested by Novartis during such period as is reasonably required to identify, further characterize, and fully document such safety issue. During such sixty (60)-day period, Novartis shall not be required to undertake any Development, Manufacturing, or Commercialization activities or any other activities, in each case, which it believes would implicate a material safety issue.

13.5 Termination by Novartis for Failure to Obtain Required PRC Approvals for DLBCL.

Novartis may terminate this Agreement effective immediately where any Required PRC Approval which is necessary for the Development, Manufacture, or Commercialization of the Product for DLBCL is not obtained by the applicable Party(ies) within eighteen (18) months after the Effective Date.

13.6 Termination by Novartis for Failure to Execute Ancillary Agreements.

Novartis may terminate this Agreement effective immediately if any of the Ancillary Agreements is not executed within six (6) months after the Effective Date.

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13.7 Termination by Novartis for Quality Audit Failure.

Novartis may terminate this Agreement effective immediately if: (a) Novartis reasonably believes (as a result of a condition which it observes during a Quality Audit or otherwise) that CBMG may not be in compliance with cGMP, Novartis’s quality requirements, or Applicable Law; and (b) CBMG fails to successfully implement the CAPAs, as determined in Novartis’s sole discretion, within sixty (60) days following the Parties’ agreement on such CAPAs in accordance with Section 7.2.

13.8 Termination by Novartis for Failure to Finalize Tech Transfer Work Plans.

Novartis may terminate this Agreement effective immediately if the Tech Transfer Work Plans are not finalized within thirty (30) days after the Effective Date in accordance with Section 15.3(a).

13.9 Termination by Novartis for Expiration or Termination of an Ancillary Agreement.

Novartis may terminate this Agreement effective immediately upon the expiration or termination of any Ancillary Agreement.

13.10 Termination by Novartis for Change of Control.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice upon a Change of Control of CBMG or CBMG’s or any Affiliate’s entry into a definitive agreement providing for a transaction or series of transactions that would constitute a Change of Control of CBMG; provided, that, at the applicable time, the Acquirer: (a) is researching, developing, manufacturing, or commercializing any cell therapy or gene therapy product, service, or technology that Novartis determines competes with any cell therapy or gene therapy product, service, or technology of Novartis or any of its Affiliates; or (b) has not been, during the five (5) consecutive Calendar Years immediately preceding such time, in full compliance with all Regulatory Requirements and Novartis internal regulatory and compliance standards; or (c) is researching, developing, manufacturing, or commercializing a Competing Product; or (d) recorded greater than [***] in worldwide net sales during the prior twelve (12)-month period (in each case, (a) through (d), as determined in Novartis’s sole discretion).

13.11 Termination by Novartis for Third Party Necessary Patent Rights.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice where Novartis determines, in its sole discretion, that a Third Party Controls a Patent Right which is necessary for the Development, Manufacture, or Commercialization of the Product in the Territory.

13.12 Termination by Novartis for Termination or Diminishment of License under Novartis Third Party Agreement.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice where: (a) any Novartis Third Party Agreement is terminated; or (b) the scope or exclusivity of any license granted to Novartis under any Novartis Third Party Agreement is diminished.

13.13 Termination by Novartis for Loss of Market Share.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice in the event of a Loss of Market Share.

13.14 Termination by Novartis for Non-Viability of Product Commercialization.

Novartis may terminate this Agreement upon sixty (60) days’ prior written notice where Novartis determines, in its sole discretion, that the Commercialization of the Product in the Territory is not commercially viable.

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13.15 Termination by Novartis for Divestiture of the Product.

Novartis may terminate this Agreement effective immediately where Novartis sells, assigns, transfers, conveys, licenses, or otherwise divests to a Third Party any material right in and to the Product in the Territory.

13.16 Termination by Novartis for Wind-Down of Product-Related Activities.

Novartis may terminate this Agreement effective immediately where Novartis ceases all material development, manufacture, and commercialization activities with respect to the Product in the Territory.

13.17 Termination for Insolvency.

Either Party may terminate this Agreement upon written notice if an Insolvency Event occurs in relation to the other Party. If a Party becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement. Novartis may terminate this Agreement in the event CBMG rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

14. EFFECTS OF EXPIRATION OR TERMINATION

14.1 Effects of Expiration or Termination.

Upon the expiration or termination of this Agreement for any reason, the following consequences shall apply:

(a) Each of CBMG’s and Novartis’s rights and obligations under this Agreement shall terminate, except as otherwise contemplated by this Article 14.

(b) Each Party shall, upon receipt of a written request from the other Party following the expiration or termination of this Agreement, promptly return to the other Party (or, where the requesting Party is CBMG, destroy) all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto, from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically; provided, that: (i) one (1) copy of all such Confidential Information may be retained by either Party in its confidential files for archive purposes; and (ii) Novartis shall be entitled to retain and use any such Confidential Information in connection with exercising any of its rights which survive expiration or termination in accordance with this Article 14.

(c) In the event there are any ongoing Clinical Studies of the Product in the Territory as of the effective date of expiration or termination of this Agreement, at Novartis’s request, CBMG agrees to continue supporting such Clinical Studies to the extent contemplated in the Development Plan in effect as of the effective date of expiration or termination of this Agreement or, in the case of Clinical Studies being conducted by or on behalf of CBMG, at Novartis’s request, to promptly transition to Novartis or its designee CBMG’s responsibilities for such Clinical Studies or portions thereof. Development Costs incurred by the Parties in connection with any such support or transition shall be subject to cost-sharing in accordance with Section 5.5(a)(ii).

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(d) At Novartis’s request, CBMG shall transition to Novartis any arrangement with any contractor from which CBMG or its Affiliates had arranged to obtain supply of the Product or any related materials in accordance with the Manufacturing and Supply Agreement. In addition, CBMG shall support a full technical transfer of the Product to Novartis or its designee in accordance with the Manufacturing and Supply Agreement. CBMG shall promptly provide to Novartis a copy of all data and other Know-How pertaining to the Manufacture of the Product to the extent not previously provided to Novartis, and Novartis shall have the right to use (and authorize the use of) and to disclose all such data and other Know-How following the expiration or termination of this Agreement for purposes of Manufacturing the Product and otherwise exercising its rights under this Agreement which survive termination in accordance with this Article 14. Further, to the extent CBMG has any remaining obligations under the Tech Transfer Work Plans, CBMG shall promptly complete such activities in accordance therewith.

(e) At Novartis’s request, CBMG and its Affiliates shall transfer to Novartis or its designees all Regulatory Filings and other Regulatory Documentation relating to the Product.

(f) Section 12.1(b) shall cease to apply, and Novartis shall be free to use and disclose without restriction all CBMG Know-How. In addition, CBMG shall promptly provide to Novartis a copy of all such Know-How, to the extent not previously provided to Novartis.

14.2 Survival.

In addition to any other provisions of this Agreement that are elsewhere expressly stated to survive, the provisions of Articles 1 (Definitions and Interpretation), 10 (Payment Terms and Reports), 14 (Effects of Expiration or Termination), 16 (Indemnification and Liability), and 18 (Miscellaneous) and Sections 2.2(b) (License Grants to Novartis), 2.3(a)(ii) (Sublicenses), 2.5(a) (Exclusivity), 5.5 (Development Costs), 11.1 (Ownership), 15.1 (Representations and Warranties by CBMG), 15.2 (Representations and Warranties by Novartis), and 15.5 (No Other Warranties) shall survive the expiration or termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. In addition, the provisions of Article 12 shall survive the termination or expiration of this Agreement for a period of ten (10) years.

14.3 Accrued Obligations.

Except as otherwise expressly provided herein, the expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period of time prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement prior to such expiration or termination.

14.4 Termination Not Sole Remedy.

Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies at law or in equity will remain available except as agreed to otherwise herein.

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15. REPRESENTATIONS, WARRANTIES, AND COVENANTS

15.1 Representations and Warranties by CBMG.

CBMG represents and warrants to Novartis, as of the Effective Date, as follows:

(a) Due Organization and Good Standing. CBMG, and each of its Relevant Affiliates, is a corporation or other entity duly organized, validly existing, and, where applicable, in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as now conducted, and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification.

(b) Authorization of Transaction. Each of CBMG and its Relevant Affiliates has all power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery, and performance by CBMG and its Relevant Affiliates of this Agreement and each Ancillary Agreement to which it will be a party have been duly and validly authorized by all necessary action on the part of CBMG and its Relevant Affiliates, and no other proceedings on the part of CBMG or any of its Relevant Affiliates will be necessary to authorize the execution, delivery, and performance by CBMG and its Relevant Affiliates of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. Assuming due authorization, execution, and delivery by the other parties thereto, this Agreement and each Ancillary Agreement, when executed and delivered by CBMG and its Relevant Affiliates, shall constitute a valid and binding obligation of CBMG and its Relevant Affiliates, enforceable against CBMG and its Relevant Affiliates in accordance its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference, or similar Applicable Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).

(c) Permits. No Permits are required in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement by CBMG and its Relevant Affiliates, except for the Required PRC Approvals.

(d) No Conflict or Violation. Assuming all Permits described in Section 15.1(c) have been obtained, the execution, delivery, and performance by CBMG and its Relevant Affiliates of this Agreement and the Ancillary Agreements and the consummation by CBMG and its Relevant Affiliates of the Transactions will not: (i) violate the organizational documents of CBMG or any of its Relevant Affiliates; (ii) violate in any material respect any Applicable Law applicable to CBMG or any of its Relevant Affiliates; or (iii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel (with or without notice or lapse of time or both), or result in a loss of benefit under any Contract or Permit to which CBMG or any of its Relevant Affiliates is subject, in each case, in any material respect.

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(e) Legal Proceedings. There are no, and since January 1, 2016 (the “Look-Back Date”), there have not been, except as set forth on Schedule 15.1(e), any Actions pending or, to the Knowledge of CBMG, threatened against CBMG or its Affiliates: (i) which, if adversely determined, would materially and adversely impact CBMG or its Affiliates; or (ii) that challenge the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the Transactions, or that would reasonably be expected to impair or materially delay the CBMG’s or its Relevant Affiliates’ ability to consummate the Transactions or perform their respective obligations under this Agreement and the Ancillary Agreements. Neither CBMG nor any of its Affiliates nor any of their respective material properties or assets are subject to any outstanding Order.

(f) Compliance with All Applicable Laws, including Orders and Permits.

(i)
CBMG and each of its Affiliates is, and since the Look-Back Date, has been, in full compliance with all Applicable Law and Orders. CBMG and its Affiliates are, and have at all times since the Look-Back Date been, conducted their respective businesses in full compliance with all Applicable Law and Orders. CBMG and each of its Affiliates possess all Permits required to conduct their respective businesses. Each such Permit is in full force and effect. Since the Look-Back Date, neither CBMG nor any Affiliate of CBMG has received any written communication from a Governmental Entity that alleges that its business has not been conducted in compliance with any such Applicable Law, Order, or Permit or threatens to revoke, restrict, or limit any Permit necessary or advisable for the operation of such business. Since the Look-Back Date, neither CBMG, nor any Affiliate of CBMG, has received any written communication from any Governmental Entity that alleges that its VIE structure (or any aspect thereof) is not in compliance with Applicable PRC Laws or alleging that it is a circumvention of the requirement for VIEs to obtain Permits, or threatening to revoke, restrict, or limit any Permit for any Affiliate within the VIE structure that is necessary or advisable for the operation of such business.

(ii)
CBMG and each of its Affiliates is, and since the Look-Back Date, has been, in full compliance with all Applicable Law, concerning the exportation of any products, technology, technical data, and services, including those administered by the United States Department of Commerce, the United States Department of State, and the United States Department of Treasury. CBMG and its Affiliates are in full compliance with United States and international economic and trade sanctions, including those administered by the United States Office of Foreign Assets Control.

(iii)
Neither CBMG nor any of its Affiliates has agreed to a material restriction on its right to conduct its business freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on. Neither CBMG nor any of its Affiliates is in breach of any provision of the PRC Anti-Monopoly Law.

(g)
Regulatory Matters.

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(i)
Since the Look-Back Date, CBMG and its Affiliates are, and have been, in full compliance with all applicable rules, regulations, decrees, guidance, pronouncements, circulars, standards, and policies of the FDA and the SAMR and any other applicable Regulatory Authority, including cGMP, cGLP, and cGCP (collectively, “Regulatory Requirements”).

(ii)
No IND filed by or on behalf of CBMG with the FDA or the SAMR has been terminated by the FDA or the SAMR, and none of the FDA, the SAMR, or any other Regulatory Authority has recommended, commenced, or, to the Knowledge of CBMG, threatened to initiate, any action to place a clinical hold order on, or otherwise delay or suspend, proposed or ongoing Clinical Studies conducted or proposed to be conducted by or on behalf of CBMG and its Affiliates.

(iii)
All operations of CBMG and its Affiliates and all of the manufacturing facilities and operations of CBMG’s and its Affiliates’ suppliers of products and product candidates and the components thereof manufactured in or imported into the United States are in full compliance with applicable Regulatory Requirements, and meet the sanitation standards set by the FD&C Act. All of the operations of CBMG and its Affiliates and all of the manufacturing facilities and operations of CBMG’s and its Affiliates’ suppliers of products and product candidates and the components thereof manufactured in or imported into the PRC are in full compliance with applicable SAMR Regulatory Requirements, and all the operations of CBMG and its Affiliates and all of the manufacturing facilities and operations of CBMG’s and its Affiliates’ suppliers of products and product candidates manufactured outside of the United States or the PRC are in compliance with applicable Regulatory Requirements in each jurisdiction in which the activity takes place.

(iv)
(A) CBMG and its Affiliates have obtained, in accordance with Applicable Law, all Permits required under any Applicable Law or required by the SAMR, the FDA, or any other applicable Regulatory Authority for the lawful operation of their respective businesses, as presently conducted; (B) each such Permit is valid and in full force and effect; (C) there are currently no Actions pending that seek the revocation, cancellation, or adverse modification of any Permit; and (D) CBMG has no Knowledge that any of the Permits will not be renewed or extended on expiry of the current term on the same terms, or will only be extended or renewed on less favorable terms than currently in effect. All Regulatory Documentation has been maintained and retained in accordance with Applicable Law, and such Regulatory Documentation is in the possession or control of CBMG and its Affiliates.

(v)
CBMG and its Affiliates are not subject to any unresolved notice, citation, suspension, revocation, warning, administrative proceeding, review, or investigation by a Regulatory Authority that alleges or asserts that CBMG or any of its Affiliates has violated any applicable Healthcare Laws, including an FDA Form 483, FDA warning letter, untitled letter, or similar notice of alleged non-compliance. There has not been a recall or market withdrawal or any product or product candidates by or on behalf of CBMG or its Affiliates. CBMG and its Affiliates have complied with all adverse event reporting requirements applicable to its products and product candidates.

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(vi)
All reports, documents, claims, Permits, and notices related to the conduct of the business of CBMG and its Affiliates required to be filed, maintained, or furnished to the FDA, the SAMR, and any other Regulatory Authority have been so filed, maintained, or furnished, and all such reports, documents, claims, Permits, and notices were complete and accurate in all material respects on the date filed (or were promptly corrected in or supplemented by a subsequent filing).

(vii)
(A) Neither CBMG nor any of its Affiliates nor, to the Knowledge of CBMG, any of their respective officers, employees, agents, or distributors, or any other Person involved in development of any data included in any filing of CBMG or its Affiliates submitted to a Regulatory Authority, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a, nor has any such Person been so debarred; and (B) neither CBMG nor any of its Affiliates nor, to the Knowledge of CBMG, any of their respective officers, employees, or agents, nor any other Person involved in the development of any data included in any filing of CBMG or its Affiliates submitted to a Regulatory Authority, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under 42 U.S.C. § 1320a-7, nor has any such Person been excluded from participation in such programs. Neither CBMG nor any of its Affiliates nor, to the Knowledge of CBMG, any of their respective directors, senior managers, or legal representatives is prohibited under Applicable PRC Laws from holding the current offices which they occupy within CBMG or any of its Affiliates.

(h) Ethical Practices. Neither CBMG nor any of its Affiliates nor, to the Knowledge of CBMG, any of their respective directors, officers, or employees or any other Person acting for, or on behalf of, CBMG or its Affiliates has:

(i)
violated or is in violation of any applicable Anti-Corruption Law;

(ii)
made, undertaken, offered to make, promised to make, or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback, or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee, or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member, or any other person who is connected or associated personally with any of the foregoing, or to any non-governmental individual or entity, that is prohibited under any applicable Anti-Corruption Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or to secure any improper advance or inducing such payee to enter into a commercial arrangement in violation of Applicable Law (each, a “Prohibited Payment”);

(iii)
been subject to any investigation by any Governmental Entity with regard to any actual or alleged Prohibited Payment;

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(iv)
used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(v)
made any false or fictitious entries in any of CBMG’s or its Affiliates’ books or records relating to any Prohibited Payment or Prohibited Fund.

(i)
Data Privacy and Protection.

(i)
CBMG and its Affiliates have complied with each relevant requirement of all applicable Data Protection Laws.

(ii)
Neither CBMG nor any of its Affiliates has received a notice or allegation from a Governmental Entity or any other Person: (A) alleging noncompliance with any Data Protection Laws; (B) requiring it to change, cease using, block, or delete any personal data; (C) prohibiting the transfer of personal data to any place; or (D) requiring it to take any other type of action with respect to the collection, use, transfer, or deletion of personal information.

(iii)
CBMG and its Affiliates have obtained each necessary consent from data subjects and has complied with each necessary condition to permit it to process or use all relevant personal information in connection with their respective businesses and, where appropriate, any relevant purpose for which it would be necessary for Novartis to use such personal information in accordance with this Agreement and the Ancillary Agreements.

(j)
Intellectual Property.

(i)
CBMG has the right to grant all rights and licenses it purports to grant to Novartis to the CBMG Patents and the CBMG Know-How under this Agreement.

(ii)
CBMG has not granted any right or license to any Third Party relating to any of the CBMG Patents or the CBMG Know-How that would conflict or interfere with any of the rights or licenses granted to Novartis under this Agreement.

(iii)
All title in and ownership rights pertaining to any CBMG Patents and CBMG Know-How that arose out of or derived from (whether in whole or in part) the work performed by, or services rendered by, any existing or former employee of, or a consultant previously or currently engaged by CBMG or its Affiliates during his or her employment or engagement are vested in CBMG or its Affiliate, as applicable, and the relevant individuals or Persons have validly executed, either alone or with CBMG or its Affiliate, as applicable, all necessary deeds, contracts, agreements, and documentation needed to vest title and ownership rights pertaining to such CBMG Patents and CBMG Know-How in CBMG or its Affiliate in accordance with Applicable Law, and no past or present employee has any claim for employee-inventor rights against CBMG or any of its Affiliates.

15.2 Representations and Warranties by Novartis.

Novartis represents and warrants to CBMG, as of the Effective Date, as follows:

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(a) Due Organization and Good Standing. Novartis, and each of its Relevant Affiliates, is duly incorporated, validly existing, and, where applicable, in good standing under the laws of its jurisdiction of organization.

(b) Authorization of Transaction. Each of Novartis and its Relevant Affiliates has all power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery, and performance by Novartis and its Relevant Affiliates of this Agreement and each Ancillary Agreement to which it will be a party have been duly and validly authorized by all necessary action on the part of Novartis and its Relevant Affiliates, and no other proceedings on the part of Novartis or any of its Relevant Affiliates will be necessary to authorize the execution, delivery, and performance by Novartis and its Relevant Affiliates of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement and each Ancillary Agreement, when executed and delivered by Novartis and its Relevant Affiliates, shall constitute a valid and binding obligation of Novartis and its Relevant Affiliates, enforceable against Novartis and its Relevant Affiliates in accordance its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference, or similar Applicable Law of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).

(c) Permits. No Permits are required in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Novartis and its Relevant Affiliates, except for those required in connection with the Development, Manufacture, or Commercialization of the Product in the Territory after the Effective Date.

(d) No Conflict or Violation. Assuming all Permits described in Section 15.2(c) have been obtained, the execution and delivery by Novartis and its Relevant Affiliates of this Agreement and the Ancillary Agreements do not: (i) violate the organizational documents of Novartis or any of its Relevant Affiliates; (ii) violate in any material respect any Applicable Law to which Novartis or any of its Relevant Affiliates is subject; or (iii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel any Contract to which Novartis or any of its Relevant Affiliates is a party, in each case, in any material respect.

(e) Legal Proceedings. There are no Actions pending or threatened in writing against Novartis which would, if adversely determined, prohibit or materially delay the consummation of the Transactions. Novartis is not subject to any Order that would reasonably be expected to materially impair or materially delay Novartis’s ability to consummate the transactions contemplated hereby.

(f)
Intellectual Property.

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(i)
Novartis has the right to grant all rights and licenses it purports to grant to CBMG to the Novartis Patents and the Novartis Know-How under this Agreement.

(ii)
Novartis has not granted any right or license to any Third Party relating to any of the Novartis Patents or the Novartis Know-How that would conflict or interfere with any of the rights or licenses granted to CBMG under this Agreement.

(iii)
All title in and ownership rights pertaining to any Novartis Patents and Novartis Know-How that arose out of or derived from (whether in whole or in part) the work performed by, or services rendered by, any existing or former employee of, or a consultant previously or currently engaged by Novartis or its Affiliates during his or her employment or engagement are vested in Novartis or its Affiliate, as applicable, and the relevant individuals or Persons have validly executed, either alone or with Novartis or its Affiliate, as applicable, all necessary deeds, contracts, agreements, and documentation needed to vest title and ownership rights pertaining to such Novartis Patents and Novartis Know-How in Novartis or its Affiliate in accordance with Applicable Law, and no past or present employee has any claim for employee-inventor rights against Novartis or any of its Affiliates.

15.3 Mutual Covenants.

(a) Technology Transfer of the CBMG Technology and the Product. The Parties shall diligently negotiate in good faith to finalize two (2) tech transfer work plans: one (1) with respect to the transfer of the CBMG Technology from CBMG to Novartis, as set forth on Schedule 15.3(a) (the “CBMG Technology Tech Transfer Plan”); and one (1) with respect to the transfer of the Product manufacturing process from Novartis to CBMG, which latter plan shall be attached to the Manufacturing and Supply Agreement (the “Product Tech Transfer Plan”) as soon as practicable after the Effective Date; provided, that such tech transfer work plans shall be finalized within thirty (30) days after the Effective Date and prior to the execution of the Manufacturing and Supply Agreement. Upon the finalization of the tech transfer work plans, such work plans shall be deemed to be the “Tech Transfer Work Plans.” The Parties may amend the Tech Transfer Work Plans from time to time upon mutual agreement.

(b) Registration. If required by Applicable Law, CBMG shall, promptly following the Effective Date and in accordance with Applicable PRC Laws, submit the following items to the competent MOFCOM registration authority in the PRC (the “Registration Authority”) in accordance with Applicable PRC Laws: (x) for registration of the license granted by Novartis to CBMG pursuant to Sections 2.1(a) and 2.1(b) as a technology import contract; and (y) for registration of the license granted by CBMG to Novartis pursuant to Sections 2.2(a) and 2.2(b) as a technology export contract:

(i)
a written application for registration of this Agreement;

(ii)
a duplicate copy of this Agreement; and

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(iii)
other supporting documents as may be required by the relevant Registration Authority.

Novartis shall use good-faith efforts to provide reasonable assistance to CBMG in connection with the registration of this Agreement. CBMG shall: (1) obtain from the Registration Authority the “Technology Import Contract Registration Certificate” and the “Technology Export Contract Registration Certificate” in respect of this Agreement promptly following issuance thereof by the Registration Authority; and (2) provide copies of such certificates to Novartis promptly (but in no event later than five (5) Business Days) following CBMG’s receipt thereof.

(c) Further Assurances. Subject to the provisions of this Agreement, each of Novartis and CBMG shall, from time to time, execute and deliver all such further instruments and take such other action as may be reasonably necessary to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

(d) Third Party Consents. Each Party, as applicable, agrees to use commercially reasonable efforts to obtain the consents for which it is responsible as set forth on Schedule 15.3(d); provided, that the foregoing shall not obligate either Party or its Affiliates to make any material payment or grant any other material consideration or undertake any material liability, obligation, or commitment in order to obtain such consent.

(e) Compliance with Law. Each Party covenants that it shall, in performing its obligations under this Agreement (including the Development Plan), comply with Applicable Law in all jurisdictions in which any relevant activities under this Agreement take place.

(f) No Debarment. Each Party covenants that no Person who is known by such Party to have been debarred under subsection (a) or (b) of Section 306 of the FD&C Act or who is prohibited under Applicable Law from acting as a director, senior manager, or legal representative will be employed by such Party in the performance of any activities under this Agreement.

(g) No Disqualification. Each Party covenants that, to the knowledge of such Party, no Person on any of the FDA clinical investigator enforcement lists (including the: (i) Disqualified/Totally Restricted List; (ii) Restricted List; and (iii) Adequate Assurances List) will participate in the performance of any activities under this Agreement.

(h) Insurance. Each Party covenants that it shall maintain insurance (or, with respect to Novartis, self-insure) with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same; provided, that CBMG’s failure to comply with this Section 15.3(h) shall not be deemed a breach where such failure occurs prior to the Parties’ entry into the Manufacturing and Supply Agreement.

15.4 Covenants by CBMG.

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(a) Data Subjects. CBMG shall obtain, or shall cause its Affiliates to obtain, written consent from all data subjects in form and substance agreed by the Parties and in the circumstances agreed by the Parties. To the extent that, Applicable Law prevents the disclosure or transfer of any data (including data associated with Regulatory Filings, Clinical Studies, or individual patients) to, or the processing of data by, Novartis where the same is contemplated by this Agreement or any Ancillary Agreement, CBMG shall, to the extent permitted by Applicable Law, disclose or transfer the same to an entity designated by Novartis in the PRC. In the event that Applicable Law prevents disclosure or transfer of data by CBMG to, or the processing of data by, the Novartis designee, then the Parties shall negotiate in good faith to put in place arrangements that will allow Novartis to as far as permitted under Applicable Law to obtain the same rights and economic benefits as it would have been entitled to had a transfer to Novartis or a Novartis designee been permitted.

(b) Non-Solicitation. During the Term, CBMG shall not, and shall cause its Affiliates not to, directly or indirectly, actively recruit, solicit, or hire any former or current employee of Novartis or its Affiliates for a period of twelve (12) months following termination of such employment, which employee has, directly or indirectly, been involved in the Development, Manufacture, or Commercialization of the Product without first obtaining, in each case, the prior written consent of Novartis.

(c) Compliance with Novartis Data Protection and Information Security Requirements. CBMG shall diligently work with Novartis in good faith to finalize the Novartis Data Protection and Information Security Requirements. The Novartis Data Protection and Information Security Requirements shall be finalized prior to the time at which CBMG first processes Personal Data (as such term is defined in Part A, Section 9 of Schedule 15.4(c)) pursuant to this Agreement or any Ancillary Agreement. From and after such time, CBMG shall comply, and shall cause its Affiliates to comply, with the Novartis Data Protection and Information Security Requirements. CBMG grants to Novartis, its Affiliates, and its designees, from time to time, upon reasonable prior notice, the right to audit CBMG’s and its Affiliates’ compliance with the Novartis Data Protection and Information Security Requirements.

15.5 No Other Warranties.

EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 15: (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF CBMG OR NOVARTIS; AND (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, CBMG HEREBY ACKNOWLEDGES: (1) THAT THE PRODUCT CONSTITUTES A NOVEL THERAPY AND THE MANUFACTURING PROCESS FOR THE PRODUCT IS COMPLEX AND EXPERIMENTAL IN NATURE; (2) THAT NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS WITH RESPECT TO THE MANUFACTURE OF THE PRODUCT, INCLUDING BY NOVARTIS, CBMG, OR ANY OTHER PERSON; AND (3) THE MATTERS SET FORTH ON SCHEDULE 15.5.

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16. INDEMNIFICATION AND LIABILITY

16.1 Indemnification by CBMG.

CBMG shall indemnify and hold Novartis, its Affiliates, and its sublicensees, and their respective officers, directors, and employees (the “Novartis Indemnitees”) harmless from any and all Losses incurred by or imposed upon the Novartis Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from:

(a) the Development or Manufacture of the Product by CBMG or any of its Affiliates, sublicensees, or subcontractors;

(b) the negligence or willful misconduct of CBMG or any of its Affiliates, sublicensees, or subcontractors; or

(c) the breach of any of the obligations, covenants, representations, or warranties made by CBMG to Novartis under this Agreement;

provided, however, that CBMG shall not be obliged to so indemnify and hold harmless the Novartis Indemnitees for any Claims: (x) under Sections 16.2(a) through 16.2(c); or (y) to the extent that such Claims arise from the breach, negligence, or willful misconduct of Novartis or any Novartis Indemnitee.

16.2 Indemnification by Novartis.

Novartis shall indemnify and hold CBMG, its Affiliates, and its sublicensees, and their respective officers, directors, and employees (the “CBMG Indemnitees”) harmless from any and all Losses incurred by or imposed upon the CBMG Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from:

(a) the Development or Commercialization of the Product in the Territory by Novartis or any of its Affiliates, sublicensees, or subcontractors;

(b) the negligence or willful misconduct of Novartis or any of its Affiliates, sublicensees, or subcontractors; or

(c) the breach of any of the obligations, covenants, representations, or warranties made by Novartis to CBMG under this Agreement;

provided, however, that Novartis shall not be obliged to so indemnify and hold harmless the CBMG Indemnitees for any Claims: (x) under Sections 16.1(a) through 16.1(c); or (y) to the extent that such Claims arise from the breach, negligence, or willful misconduct of CBMG or any CBMG Indemnitee.

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16.3 Indemnification Procedure.

(a) For the avoidance of doubt, all indemnification claims in respect of a CBMG Indemnitee or Novartis Indemnitee shall be made solely by CBMG or Novartis, respectively.

(b) A Party seeking indemnification hereunder (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (an “Indemnification Claim Notice”); provided, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications, and official documents (including court documents) received or sent in respect of such Claim.

(c) Subject to Section 16.3(d) and Section 16.3(e), the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice and, where the Indemnifying Party is CBMG, only with Novartis’s prior written consent, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case Section 16.3(d) shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee with respect to the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable documented costs and expenses (including reasonable attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim or, where the Indemnifying Party is CBMG, Novartis does not provide such prior written consent, Section 16.3(e) shall govern.

(d) Upon assumption of the defense of a Claim by the Indemnifying Party and, where the Indemnifying Party is CBMG, upon Novartis’s prior written consent: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for defending and handling the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle such Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement or which admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information, and testimony, provide witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees, and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

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(e) If the Indemnifying Party does not assume the defense of the Indemnified Party in accordance with Section 16.3(c), the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

16.4 Special, Indirect, and Other Losses.

NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE: (A) INCURRED AS A RESULT OF A BREACH OF SECTION 2.5; (B) INCURRED AS A RESULT OF A BREACH OF ARTICLE 12; (C) INCURRED AS A RESULT OF A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, OR FRAUD; OR (D) REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 16.

16.5 No Exclusion.

Neither Party excludes any liability for death or personal injury caused by its negligence or willful misconduct or that of its officers, directors, employees, agents, sublicensees, or subcontractors.

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17. PUBLICATIONS AND PUBLICITY

17.1 Use of Names.

Neither Party shall use the name, symbol, trademark, trade name, or logo of the other Party or its Affiliates in any press release, publication, or other form of public disclosure without first obtaining, in each case, the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Novartis shall be entitled to use the name of CBMG to the extent necessary or useful in connection with the Development or Commercialization of the Product.

17.2 Press Releases and Publicity Related to this Agreement.

CBMG agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms of this Agreement, or any information relating to this Agreement without first obtaining, in each case, the prior written consent of Novartis, exercisable in its sole discretion. CBMG shall provide Novartis with any such proposed press release or other public statement no less than five (5) Business Days prior to the date on which CBMG proposes to issue (subject to obtaining Novartis’s prior written consent) such press release or other public statement.

17.3 Public Disclosures and Publications Related to the Product.

(a) Subject to Section 17.2, any proposed public disclosure (whether written, electronic, oral, or otherwise) by CBMG relating to the Product shall require, in each case, the prior written consent of Novartis (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from CBMG, publish or have published information about Clinical Studies related to the Product, including the results of such Clinical Studies.

17.4 Disclosures Required By Law.

Notwithstanding Section 17.1, Section 17.2, and Section 17.3, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or the requirements of any Governmental Entity or Regulatory Authority or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by Applicable Law, the requirements of any Governmental Entity or Regulatory Authority, or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form, and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, CBMG shall provide Novartis with each proposed filing by CBMG with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the United States) describing the terms of this Agreement (including any filings of this Agreement) at least ten (10) Business Days prior to submission of such filing, and shall reasonably consider and in good faith incorporate any and all of Novartis’s comments relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

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18. MISCELLANEOUS

18.1 Fees and Expenses.

Except as otherwise specified in this Agreement, each of the Parties shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

18.2 Notices.

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be delivered personally or sent electronic transmission, by a nationally-recognized overnight courier service, or by registered or certified mail, postage and fees prepaid, to the intended recipient at such Party’s address shown below (or such other address as may be specified by such Party in a notice given in the manner provided in this Section 18.2). Such notice or other communication shall be deemed to have been duly given: (a) when delivered, if delivered personally (with written confirmation of receipt); (b) when sent, if sent by electronic mail (if confirmed by reply electronic mail that is not automated); provided, that any electronic mail sent at or after 5:00 p.m. prevailing Eastern Time shall be deemed to be sent at 9:00 a.m. prevailing Eastern Time on the following Business Day; (c) one (1) Business Day after being sent, if sent overnight by a nationally-recognized overnight courier service (with written proof of delivery); or (d) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, with postage and fees prepaid.

If to Novartis, to:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Global Head M&A & BD&L

with copies, in the case of notice to Novartis, to:

Novartis Pharmaceuticals Corporation
59 Route 10
East Hanover, New Jersey 07936
Attention: VP General Counsel Oncology

and

Novartis Pharmaceuticals Corporation
59 Route 10
East Hanover, New Jersey 07936
Attention: VP - Global Head Oncology BD&L

If to CBMG, to:

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Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd, Suite 100
Cupertino, CA 95014
Attention: Chief Legal Officer

with copies, in the case of notice to CBMG, to:

Ellenoff Grossman & Schole LLP
 1345 Avenue of the Americas
New York, New York 10105
Attention: Sarah Williams, Esq.

18.3 Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the Parties, both written and oral, with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the CDA applicable to any period prior to the Effective Date.

18.4 Severability.

If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, void, or unenforceable in any respect by a court of competent jurisdiction, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the agreement of the Parties be consummated as originally contemplated to the fullest extent possible.

18.5 Assignment; Binding Effect.

This Agreement and the rights and obligations hereunder are not assignable (by operation of law or otherwise) by CBMG unless such assignment is consented to in writing by Novartis. This Agreement and the rights and obligations hereunder are assignable (by operation of law or otherwise) by Novartis: (a) to any of its Affiliates, upon prior written notice to CBMG; and (b) to any Third Party, upon CBMG’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, no assignment shall relieve the assigning Party of any of its obligations hereunder. Any purported assignment in violation of this Section 18.5 shall be null and void.

18.6 Headings.

The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

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18.7 Waiver and Amendment.

This Agreement may be amended, modified, or supplemented only by a written mutual agreement executed and delivered by each of the Parties. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

18.8 Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder, except with respect to Novartis Indemnitees and CBMG Indemnitees, who are Third Parties, solely with respect to Article 16.

18.9 Specific Performance and Other Equitable Relief.

The Parties hereby expressly recognize and acknowledge that immediate, extensive, and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed, notwithstanding the intent of the Parties to submit claims to arbitration in accordance with Section 18.12, that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. The Parties further agree not to assert that a remedy of injunctive relief, specific performance, or other equitable relief is unenforceable, invalid, contrary to law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which either Party may otherwise have. Each of the Parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the Parties further acknowledges and agrees that injunctive relief or specific performance will not cause an undue hardship to such Party.

18.10 Negotiation of Agreement.

Each of Novartis and CBMG acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against either Party by reason of its preparation. Accordingly, any rule of Applicable Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

18.11 Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State to the extent that the laws of another jurisdiction would be required thereby.

18.12 Arbitration.

(a) Any claim, dispute, or controversy of whatever nature arising among the Parties out of or in connection with this Agreement, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment, and hostile working environment), or concerning the interpretation, effect, termination, validity, performance, or breach of this Agreement (each, a “Dispute”), shall be resolved in accordance with this Section 18.12.

(b) The Parties shall use good-faith efforts to resolve each Dispute. Notwithstanding the foregoing, any Dispute that a Party in its absolute discretion considers cannot otherwise be resolved shall be referred in writing by such Party to the Senior Officers. The Senior Officers will attempt to resolve any such Dispute within fifteen (15) calendar days after the referral of the Dispute. If the Senior Officers are unavailable or unable to resolve a Dispute within the fifteen (15)-calendar day period, then the Dispute shall be resolved by final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”) before a panel of three (3) arbitrators (collectively, the “Arbitrators”) appointed in accordance with the said Rules; provided, however, that the president of the arbitral tribunal shall be appointed by mutual agreement of the co-Arbitrators.

(c) The seat of arbitration shall be New York, New York, United States of America. The language of arbitration shall be English. The Expedited Procedure Provisions of the Rules shall not apply. The Parties shall make every effort to conduct the arbitration in an expeditious and cost-effective manner, having regard to the complexity and value of the Dispute. The Parties shall aspire to work with the arbitral tribunal to complete the arbitration within ninety (90) days after selection of the third (3rd) Arbitrator.

(d) The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder.

(e) Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the president of the arbitral tribunal and the ICC administrative expenses; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and, if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs, and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the Arbitrators and the ICC administrative expenses.

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(f) Nothing contained in this Agreement shall deny any Party the right to seek specific performance or injunctive or other equitable relief in accordance with Section 18.9.

18.13 Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.13. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

18.14 Performance by Affiliates.

.CBMG acknowledges and accepts that Novartis may exercise its rights and perform its obligations under this Agreement either directly or through one (1) or more of its Affiliates. Novartis’s Affiliates shall have the benefit of all rights of Novartis under this Agreement, but not be subject to Novartis’s obligations, unless expressly provided under this Agreement or to the extent that an Affiliate is exercising a right hereunder, or in the case of a permitted assignment. Accordingly, “Novartis” shall be interpreted to mean “Novartis or its Affiliates” where necessary to give Novartis’s Affiliates the benefit of the rights provided to Novartis under this Agreement and the ability to perform its obligations under this Agreement; provided, that Novartis shall remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

18.15 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one (1) and the same instrument binding upon all of the Parties, notwithstanding the fact that both Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, .PDF and other electronic signatures shall be deemed originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS PHARMA AG

By:	/s/ Teresa Jose
Teresa Jose
CFO, Oncology

Company Name

By:	/s/ Liz Barret
Liz Barret
CEO, Novartis Oncology

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Bizuo (Tony) LIU
Bizuo (Tony) LIU
CEO

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CELLULAR BIOMEDICINE GROUP HK LTD.

By:
/s/AndrewChan
Name:
Andrew Chan
Title:
Director

CELLULAR BIOMEDICINE GROUP (WUXI) LTD. (西比曼生物科技（无锡）有限公司)
(Company seal)

By:
/s/ Bizuo (Tony) LIU
(sign and affix company chop)
Name:
Bizuo (Tony) LIU
Title:
Legal Representative

CELLULAR BIOMEDICINE GROUP (SHANGHAI) LTD.
(西比曼生物科技（上海）有限公司)
(Company seal)

By:
/s/ Bizuo (Tony) LIU
(sign and affix company chop)
Name:
Bizuo (Tony) LIU
Title:
Legal Representative

SHANGHAI CELLULAR BIOPHARMACEUTICAL GROUP LTD.
(上海赛比曼生物科技有限公司)
(Company seal)

By:
/s/ Bizuo (Tony) LIU
(sign and affix company chop)
Name:
Bizuo (Tony) LIU
Title:
Legal Representative

Exhibit A

CBMG Patents

* * *

No.	Patent Titles	China	PCT
[***]

{00625357.DOCX.1}
A-1

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Exhibit B1

Clinical Development Plan

* * *

(INITIAL PLAN - Subject to Change based on CFDA Health Authority Discussions)

Novartis intends to seek agreement with CFDA that local clinical trial data are not required to support KYMRIAH registration in China, given final regulation issued on 10-July 2018 by China’s State Drug Administration accepting foreign clinical trial data towards new drug approvals, given that following conditions are met:

● compliance with ICH GCP requirements;
● support for the efficacy and safety profile of the intended indications; and
● a lack of ethnic differences that affect the efficacy and safety profile of product

In event that CFDA will still require a local China study to support registration in each pursued indication, for reasons such as significant manufacturing process changes intended for commercial product not studied to date in clinical trial setting, or post-approval commitment(s), the following study proposals would be considered, subject to negotiation and alignment with CFDA:

❖
Study 1: For treatment of pediatric and young adult patients with relapsed or refractory acute lymphoblastic leukemia (ALL)

Study Purpose	To demonstrate the efficacy and safety of tisagenlecleucel strategy in Chinese pediatric and young adult relapsed and refractory B-cell Acute lymphoblastic leukemia (ALL).
Primary Objective	Evaluate the efficacy of tisagenlecleucel treatment strategy in Chinese patients as measured by [***], which includes [***]
Treatment Arms	Single-arm design: A target per-protocol dose of tisagenlecleucel transduced cells for pediatric patients will consist of [***].
Sample Size	[***]patients treated with tisagenlecleucel (It is anticipated that approximately [***] patients would need to be enrolled to ensure at least [***] patients successfully infused.)
Timelines	[***]

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❖
Study 2: For treatment of patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) who are ineligible for autologous stem cell transplantation

Study Purpose	To demonstrate the efficacy and safety of tisagenlecleucel strategy in Chinese adult patients with relapsed or refractory aggressive B-cell non-Hodgkin lymphoma
Primary Objective	● To evaluate the efficacy of tisagenlecleucel treatment strategy in Chinese patients , defined as [***]
Treatment Arms	Single-arm design A single target [***].
Sample Size	[***] patients treated with tisagenlecleucel (It is anticipated that approximately [***] patients would need to be enrolled to ensure at least [***] patients successfully infused.)
Timelines	[***]
1 The initial Clinical Development Plan does not include any budgetary figures given the responsibility allocation for Initial Indication Clinical Development Costs in Section 5.5(a)(i).

Exhibit C

Knowledge of CBMG

* * *

Bizuo (Tony) Liu, CEO

Exhibit D

Required PRC Approvals

* * *
PART A: MATTERS RELATED TO DRUG COMMERCIALIZATION, MANUFACTURING AND DISTRIBUTION

[***]

PART B: MATTERS RELATING TO THE TRANSACTION (Note that these are all post-closing filings)

Item	Matter	Required filing/registration/filing	Agency	Responsible Party
1)	Technology licensing	Technology import registration	MOFCOM	[***]
2)	Share acquisition
Update round-tripping investment registration information, to the extent reasonably required under Applicable PRC Law, for existing PRC resident shareholders of CMBG Parent to reflect changes to filed information with SAFE resulting from the transactions contemplated by the Share Purchase Agreement

			SAFE	[***]

Exhibit E

Manufacturing and Supply Agreement Terms

[***]

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Exhibit F

Form of Invoice

上海赛比曼生物科技有限公司

INVOICE

上海市浦东新区法拉第路 85 号 3 号楼 邮编 201210

营业执照证照编号 4100000201701180008

Bill To

Account Payable
NVS China
Address
Email Address
Attention

Invoice # 100

Invoice Date 09/05/2018

DESCRIPTION	AMOUNT
For Kymriah XXX product, reference patient # XXXXX, delivered FCA on January 9th, 2019	0.00
TOTAL	**¥0.00 CNY**

Terms & Conditions

Payment is due within 45 days

[Attached.]